Exhibit 10.17

SUB-SUBLEASE

AGREEMENT OF SUB-SUBLEASE (the “Sub-Sublease Agreement”), dated the 10 day of December 2018 by and between ANALYSIS GROUP LTD., having its head office at 1000 De La Gauchetière Street West, Suite 1200, in the City of Montreal, Province of Quebec, H3B 4W5 (hereinafter referred to as (“Sub-Sublandlord”) and CLEMENTIA PHARMACEUTICALS INC., having currently an office at 4150 Sainte-Catherine Street West, Montreal, Province of Quebec (hereinafter referred to as (“Sub-Subtenant”).

WHEREAS by a lease dated April 30, 1993 (the “Original Lease”) 1000 DE LA GAUCHETIÈRE WEST BUILDING INC. (the “Original Head Landlord”) leased to BCE Inc. (the “Sublandlord”) certain premises comprising approximately a total rentable area of one hundred twenty-one thousand five hundred and fifty-four (121,554) square feet located on the 11th, 12th, 13th, 34th, 36th, 37th and 38th floors (the “Original Premises”) in the building bearing civic address 1000 de la Gauchetière Street West, in the City of Montreal, Province of Quebec (the “Building”) for a term expiring on October 31, 2003 (the “Original Term”);

WHEREAS by a lease amendment agreement dated December 31, 1996 (the “First Amendment”), the Sublandlord leased from the Original Head Landlord additional premises (Space “G”) located on the thirteenth (13th) floor of the Building comprising approximately two thousand twenty-seven (2,027) square feet of rentable area for a term commencing on January 1, 1997 an expiring on October 31, 2003;

WHEREAS the Original Lease was amended by two (2) letter agreements respectively dated as of March 16, 1999 and July 13, 1999.

WHEREAS by a lease amendment agreement dated January 20, 2000 (the “Second Amendment”), the Sublandlord leased from the Original Head Landlord additional premises on the roof of the Mezzanine of the Building for the installation, maintenance and operation of a satellite dish for a term commencing on February 1, 2000 and terminating on January 31, 2003;

WHEREAS by the letter agreement dated March 17, 2000 (the “March 2000 Letter”), the Tenant was authorized to install cabling in the Building subject to the terms and conditions set forth therein;

WHEREAS by a lease amendment agreement dated May 31, 2000 (the “Third Amendment”), the Original Head Landlord relocated the Sublandlord’s satellite dish on the roof of the Mezzanine of the Building and the Sublandlord installed a coaxial cable to link the hub in the riser of the fourth (4th) floor to the twelfth (12th) floor of the Building;

WHEREAS by a letter agreement dated July 6, 2000 (the “July 2000 Letter”), the Tenant was authorized to install antennas and telecommunication cables and equipment in the Building subject to the terms and conditions set forth therein;

WHEREAS by a lease amendment agreement dated January 5, 2001 (the “Fourth Amendment”), the Sublandlord lensed from the Original Head Landlord additional premises located on the 39th floor of the Building comprising approximately three thousand eight hundred and twenty-two (3,822) square feet of rentable area (the “Additional Premises”) and two (2) additional non-reserved parking spaces for a term commencing on June l, 2001 and terminating on October 31, 2003;

WHEREAS the Original Premises, Space “G” and the Additional Premises are hereinafter collectively referred to as the “Premises”;

WHEREAS by a lease amendment agreement dated September 15, 2001 (the “Fifth Amendment”), the Sublandlord and the Original Head Landlord agreed to extend the Original Term (save and except for Space “E” located on the 34th floor of the Building, which term expired on October 31, 2008, and save and except for the entire 11th floor of the Building, which term expired on October 31, 2003) for an additional period of twenty (20) years, commencing on November 1, 2003 and expiring on October 31, 2023 (the “First Extended Term”);

WHEREAS by a lease amendment agreement dated September 21, 2001 (the “Sixth Amendment”) the Original Head Landlord granted to the Sublandlord two (2) options to terminate the Original Lease, as amended;

WHEREAS LE 1000 DE LA GAUCHETIÈRE 1 INC. and LE 1000 DE LA GAUCHETIÈRE II INC. (collectively, the “Head Landlord”), has acquired from the Original Head Landlord all its rights, titles and interests in the Building including those contained in the Head Lease;

WHEREAS on October 10, 2007, the Sublandlord, Bell Canada and the Head Landlord entered into a partial lease termination agreement (the “Partial Lease Termination”) whereby the parties agreed to terminate the leasing of the Premises, except of the entire twelfth (12th) floor of the Building and Space G, and whereby certain provisions of the Original Lease, as amended, were modified;

WHEREAS by a sublease agreement dated February 9, 2009 and the consent of the Head Landlord dated February 5th, 2009, the Sublandlord subleased to the Sub-Sublandlord a portion of the Premises consisting of the entire twelfth (12th) floor of the Building, having a total rentable area of nineteen thousand nine hundred and forty-six (19,946) square feet, whereby certain provisions of the Head Lease, as amended pursuant to the above agreements, were modified (the Sublease agreement dated February 9, 2009 and the consent of the Head Landlord dated February 5th, 2009 are hereafter collectively referred to as “Sublease Agreement”);

WHEREAS by a first sublease amendment agreement dated April 27, 2017 (the “First Sublease Amendment Agreement”), the Sublandlord leased to the Sub-Sublandlord additional premises located on the 13th floor of the Building comprising approximately three thousand one hundred and sixty-eight (3,168) square feet of rentable area a term commencing on August 1, 2017 and terminating on July 31, 2018, automatically extended from month to month, with the option to terminate by either party up upon a thirty day written notice.

WHEREAS the Sub-Sublandlord, the Sublandlord and the Head Landlord agreed to terminate the First Sublease Amendment Agreement whereby the above additional premises on the 13th floor were leased;

WHEREAS the Original Term and the First Extended Term may hereinafter collectively be referred to as the “Term”;

WHEREAS as the Original Lease, the Fifth Amendment, the Partial Lease Termination and the Sublease Agreement are attached hereto as Schedule “A” and are hereinafter collectively referred to as the “Head Lease”;

WHEREAS the Premises governed by the Head Lease are now only composed of the 12th floor;

WHEREAS the Sub-Subtenant wishes to sub-sublease from the Sub-Sublandlord the portion of the Premises consisting of the entire twelfth (12th) floor of the Building, having a total rentable area of nineteen thousand nine hundred and forty-six (19,946) square feet, excluding any storage premises (the “Sub-Subleased Premises”), upon the terms and conditions set forth in this Sub-Sublease Agreement;

WHEREAS terms with initial capitals not otherwise defined herein are defined in the Head Lease or the Sublease Agreement, as the case may be, and have the same meanings herein as are ascribed to them in the Head Lease or the Sublease Agreement, as the case may be;

NOW THEREFORE, THE PARTIES AGREE that the above recitals are part of this Sub-Sublease Agreement as if recited at length. The parties also agree to the following:

1.                  Basic Term and Rental.

(a)               Sub-Sublandlord hereby sub-subleases to Sub-Subtenant, and Sub-Subtenant hereby sub-subleases from Sub-Sublandlord, the Sub-Subleased Premises, for a term (the “Sub-Sublease Term”) commencing on February 1, 2019 (the “Commencement Date”) and ending on October 30, 2023 (the “Expiration Date”). Sub-Sublandlord agrees that so long as the Sub-Subtenant is not in default hereunder, Sub-Sublandlord will exercise the option to obtain a New Lease in the event of a termination of the Head Lease pursuant to the provisions contained in Section 13 of the consent of the Head Landlord dated February 5th, 2009, and shall reimburse the Sub-Subtenant upon demand for all and any costs and expenses incurred by the Sub-Subtenant to relocate its operations from the Sub-Subleased Premises in the event of Sub-Sublandlord’s failure to obtain a New Lease and any required consent for the sub-sublease to the Sub-Subtenant. Sub-Sublandlord shall permit Sub-Subtenant to access and occupy the Sub-Subleased Premises on January 15, 2019 solely for purposes of preparing the Sub-Subleased Premises for its use, which is for general office purposes. Such access and occupation of the Sub-Subleased Premises shall be subject to and upon all of the terms and conditions of this Sub-Sublease, other than the payment of Net Rent or Additional Rent, which are free until the Commencement Date.

(b)               The Sub-Subtenant undertakes to use the Sub-Subleased Premises solely for general office purposes, it being understood that such use shall not in any way conflict with the prohibited activities set forth in Section 10.2 (Prohibited Activities by Tenant) of the Original Lease. Any uses other than general office purposes proposed for the Sub-Subleased Premises in the future shall be previously submitted in writing to Sub-Sublandlord, Sublandlord, and the Head Landlord for their approval.

(c)               The fixed annual net rent (the “Net Rent” or “Rent”) payable by the Sub-Subtenant shall be one dollar and twenty-three cents ($1.23) per square foot of the rentable area of the Sub-Subleased Premises per annum, being $24,533.50 per annum, $2,044.47 per month. The Net Rent payable by the Sub-Subtenant shall be paid to the Sub-Sub landlord in advance on the first day of each and every calendar month during the Sub-Sublease Term, commencing on the Commencement Date.

(d)               The Sub-Subtenant shall pay to the Sub-Sublandlord, as Additional Rent, the Tenant’s Proportionate Share of Real Estate Taxes, the Tenant’s share of the Surtax on Non-Residential Immovables (if any), the Tenant’s Proportionate Shore of Operating Costs, the cost of electricity consumed within the Sub-Subleased Premises, and the aggregate (without duplication) of all other costs provided for payable by the Tenant under the Head Lease and allocable to the Sub-Subleased Premises (the whole as hereinafter referred to as the “Additional Rent”).

(e)               The Net Rent and the Additional Rent shall be paid to Sub-Sublandlord or at such other place as Sub-Sublandlord may designate in writing to Sub-Subtenant, in lawful money of Canada, without demand therefor and without any deduction, setoff or abatement, except us expressly set forth herein. All partial months rent due under this Sub-Sublease shall be prorated on a daily basis. Sub-Subtenant shall remit to Sub-Sublandlord any and all sales taxes and goods and services taxes required to be remitted with respect to the Net Rent and Additional Rent payable hereunder, including, without limitation all Sales Taxes. “Sales Taxes” means all goods and services taxes imposed with respect to Rent, namely G.S.T. and P.S.T. If Sub-Subtenant shall not remit Net Rent or Additional Rent due to Sub-Sublandlord when the same is due, a late fee of five (5%) percent shall be added to the amount past due, and such late fee shall be considered “Additional Rent” within the definitions as set forth in this Sublease

2.                  Services Provided to Sub-Subtenant other than charged as Operating Costs.

(a)               Commencing on the Commencement Date, Sub-Subtenant shall pay directly to Head Landlord the costs of all services provided, at the Sub-Subtenant’s request, by the Head Landlord or its agents to the Sub-Subtenant, other than services supplied by the Head Landlord and charged as Operating Costs, the whole in accordance with Section 9.6 of the Head Lease. Such costs and expenses shall be paid within the time periods required by the Head Landlord in virtue of the Head Lease. Sub-Subtenant and Sub-Sublandlord shall use their best efforts to arrange for Head Landlord to invoice Sub-Subtenant directly for all of the foregoing costs. If, however, Sub-Sublandlord receives any invoice therefore, Sub-Sublandlord shall promptly forward such invoice to Sub-Subtenant.

(b)               On or before the Commencement Date, subject to the provisions of the Head Lease, Sub landlord shall request that (i) Sub-Subtenant’s name shall be placed by the Head Landlord on to the directory board in the lobby of the Building and (ii) Sub-Subtenant’s corporate signage conforming to Development standards and approved in writing by the Head Landlord shall be installed by the Head Landlord, in each case in accordance with the provisions of Section 9.8 of the Head Lease. The Sub-Sublandlord undertakes to pay for any cost related to the change of signage which may be required for outside of Suite 1200, which cost shall include the Landlord’s Administration Fee of 15% of the cost of the said signage. Any change of signage shall be preapproved in writing by the Head Landlord and shall comply with the Building’s standards and the Head Lease. For greater clarity, any above modifications to the signage must not result in additional signage being granted over and above the signage rights provided in the Head Lease.

(c)               Sub-Subtenant shall have access to the Building lobby, elevators and Sub-Subleased Premises twenty-four (24) hours per day, seven (7) days a week.

3.                  As Is. Sub-Subtenant acknowledges that neither Sub-Sublandlord nor Sub-Sublandlord’s agents have made any representations or promises with regard to the Sub-Subleased Premises, except as otherwise set forth herein and except that all furniture and equipment listed and described in Schedule “B” attached hereto is within the Sub-Subleased Premises. Sub-Subtenant agrees to accept the Sub-Subleased Premises “as-is” with all such furniture and equipment, and Sub-Sublandlord shall not be required to perform any alterations or decorations or furnish any materials in or to the Sub-Subleased Premises in order to suit them for Sub-Subtenant’s occupancy.

4.                  Transfer of Sub-Subleased Premises. Neither this Sub-Sublease, nor the term and estate hereby granted, or any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred or sub-sublet by Sub-Subtenant, in whole or in part, without obtaining the express written consent of (a) Sub-Sublandlord and (b) to the extent required pursuant to the terms of the Head Lease, the Head Landlord and the Sublandlord, to any such assignment, mortgage, pledge, encumbrance, transfer or sublease. Any further sublease or assignment of the Sub-Subleased Premises (including, for greater certainty, subleases or assignments to the Sub-Subtenant’s affiliates or subsidiaries) shall be subject to pre-approval in writing by the Head Landlord, the Sublandlord and the Sub-Sublandlord and shall be performed in accordance with all the provisions of Article 15 (Transfers) of the Original Lease, which shall apply to the parties. The Sub-Subtenant shall remain responsible for the performance of its obligations under this Sub-Sublease Agreement until the expiration of the Term of the Sub-Sublease, notwithstanding any such assignment or sublease.

5.                  Provisions respecting Head Lease and Sublease Agreement.

(a)               Attached hereto as Schedule “A” is a complete copy of the Head Lease and the Sublease Agreement.

(b)               The Sub-Subtenant hereby acknowledges receipt of a copy of the Head Lease and the Sublease Agreement documentation attached hereto as Schedule “A” and that it has full and complete knowledge of the terms and conditions of the Head Lease and the Sublease Agreement. Sub-Sublandlord hereby represents and warrants (i) that the copy of the Head Lease and the Sublease Agreement attached hereto as Schedule “A” is true, correct and complete, is currently in full force and effect and has not been amended or modified, and (ii) that there exist s under the Sublease Agreement no default or event of default by either Sublandlord or Sub-Sublandlord. Sub-Sublandlord shall not amend, modify, surrender, cancel or otherwise modify the Sublease Agreement in any manner that would adversely affect the Sub-Subleased Premises or Sub-Subtenant’s rights hereunder, or that would increase Sub-Subtenant’s obligations under this Sub-Sublease, without obtaining the prior written consent of Sub-Subtenant in each instance.

(c)               The Sub-Subtenant acknowledges that its possession and use of the Sub-Subleased Premises shall at all times be subject to the rights of Head Landlord and Sublandlord set forth in the Head Lease and the Sublease Agreement. The Sub-Subtenant shall not do or cause to be done or suffer or permit any act to be done which would or might cause the Head Lease or rights of the Sublandlord, as tenant under the Head Lease, or Sub-Sublandlord, as tenant under the Sublease Agreement, to be endangered, cancelled, terminated, forfeited or surrendered, or which would or might cause the Sublandlord or Sub-Sublandlord to be in default thereunder or liable for any damage, claim or penalty.

(d)               Subject to the terms of this Sub-Sublease Agreement including provisions with respect to the payment of Net Rent and Additional Rent, the Sub-Subtenant covenants and agrees to observe and perform, insofar as they affect or relate to the Sub-Subleased Premises, all terms, conditions, covenants, agreements and obligations on the part of the Sub-Sublandlord to be observed and performed under the terms of the Sublease Agreement, as if the Sub-Subtenant were the subtenant under the Sublease Agreement and the Sub-Sublandlord were the sublandlord under the Sublease Agreement, and such covenants, agreements and obligations of the Sublease Agreement are incorporated herein by reference mutatis mutandis. However, for purposes of such incorporation by reference, all references to Sublandlord and Subtenant under the Sublease Agreement shall be deemed references to Sub-Sublandlord and Sub-Subtenant, respectively hereunder, all references to the Subleased Premises shall be deemed references to the Sub-Sublease Premises and all references to the term of the Sublease Agreement shall be deemed references to the term of this Sub-Sublease.

(e)                For clarity and without limiting the generality of the foregoing, the parties acknowledge that Section 4.6 (Cash Allowance), Section 9.9 (Identification), Section 9.10 (Naming Rights), the second paragraph of Section 15.1, Section 16.2 (Subordination and Non-Disturbance) and Article 19 (Special Provisions) in its entirety of the Original Lease shall not apply to the Sub-Sublease Agreement. The following provisions of the Sublease are expressly not incorporated in to this Sub-Sublease: Sections 1.2-1.4, 1.6-1.8, and 1.10, Sections 2.1, 3.1 and 3.3, Article IV, Article V, Article VII, Sections 11.1, 11.2, 11.13, and 11.14, Schedule “C” and Schedule “D”, as well as such other terms of the Sublease as do not relate to the Sub-Sublease Premises or are inapplicable, inconsistent with, or specifically modified by, the terms of this Sub-Sublease.

(f)                Sub-Sublandlord hereby agrees to make all payments of Rent and other amounts required to be paid to the Sublandlord under the Sublease Agreement, to perform all other obligations imposed by the Sublease Agreement which are not assumed by Sub-Subtenant hereunder, and to indemnify Sub-Subtenant against and hold it harmless from all costs and expenses incurred by Sub-Subtenant or asserted against it as a result of the failure of Sub-Sublandlord to perform its obligations thereunder, provided such failure is not a result of the action of Sub-Subtenant or its agents, employees or contractors.

6.                 Insurance. Whenever any insurance coverage is required to be obtained or maintained by the Sub-Sublandlord under the Sublease Agreement, Subtenant shall obtain and maintain such insurance coverage naming as insureds therein Head Landlord, Sublandlord, Sub-Sublandlord and Subtenant, as their respective interests may appear, and any other party to be named under the provisions of the Head Lease and the Sublease.

7.                  Indemnity and Non-Responsibility. Except with respect to a claim or liability which are the result in whole or in part, of the negligent act or omission of the Head Landlord, the Sublandlord or the Sub-Sublandlord, or those for whom in law they are respectively responsible, the Sub-Subtenant covenants and agrees to indemnify and save harmless the Sub-Sublandlord, the Sublandlord and the Head Landlord in respect of any and all liabilities, damages, costs, claims, suits or actions arising out of:

(a)               any breach, violation or non-observance by the Sub-Subtenant of any its covenants and obligations under this Sub-Sublease Agreement;

(b)               any damage to property while said property shall be in or about the Sub-Subleased Premises, including the systems, furnishings and amenities thereof, as a result of the willful or negligent act of the Sub-Subtenant, its invitees, licensees, agents, servants or employees, and

(c)               any injury to any licensee, invitee, agent, servant or employee or the Sub-Subtenant, including death resulting at any time therefrom, occurring in, on the Sub-Subleased Premises or the Building.

This indemnity shall survive the expiry or earlier termination of this Sub-Sublease Agreement, in respect of any of the foregoing circumstances during the Sub-Sublease Term.

Without limiting the generality of the foregoing, the Sub-Subtenant covenants and agrees that the Head Landlord, the Sublandlord or the Sub-Sublandlord shall not be liable for any bodily injury of, death of, or loss or damage to any property belonging to the Sub-Subtenant or its employees, invitees, licensees and agents or any other person in the Sub-Sublease Premises unless resulting from in whole or in part the negligent act or omission of the Head Landlord, the Sublandlord or the Sub-Sublandlord or those for whom in law they are respectively responsible. Unless resulting from in whole or in part the negligent act or omission of the Head Landlord, the Sublandlord or the Sub-Sublandlord or those for whom in law they are respectively responsible, in no event shall the Head Landlord, the Sublandlord or the Sub-Sublandlord or those for whom in law they are respectively responsible, be liable for any damage which is caused by the interruption of the supply of any public utility, service or supply, or by steam, water, rain, snow or other thing which may leak into, issue or flow from any part of the Building or from the pipes or plumbing works, including the sprinkler system (if any) therein or from any other place or quarter of for any loss, damage or injury caused by or attributable to the condition or arrangement of any electric or other wiring, or arising from the use and operation of any plan or equipment or from any electrical, gas or other installation or for any damage caused by anything done or omitted to be done by any other tenant of space in the Building.

The Sub-Sublandlord covenants and agrees to indemnify and save harmless the Sub-Subtenant in respect of any and all liabilities, damages, costs, claims, suits or actions arising out of (a) any breach, violation or non-observance by the Sub-Sublandlord of any its covenants and obligations under this Sub-Sublease Agreement; and (b) any damage to property or injury to persons, as a result of the willful or negligent act or omission of the Sub-Sublandlord, its agents, servants or employees. This indemnity shall survive the expiry or earlier termination of this Sub-Sublease Agreement, in respect of any of the foregoing circumstances during the Sub-Sublease Term.

8.                  Notices.

Any notice to be given to the Head Landlord under these presents or the Head Lease shall be validly given if sent to:

Ivanhoe Cambridge Inc.
Edifice Jacques Parizcau
Suite C-500
Montréal, Québec H2Z 2B5

Attention: Legal Affairs

Any notice to be given to the Sublandlord shall be validly given if sent to:

BGIS O&M Solutions Inc.
87 Ontario Street West – 6th Floor
Montreal QC H2X OA7

Attention: Senior Manager – Realty Transactions
Telecopier: (514) 840-8404

With a copy to:

Bell Canada
87 Ontario Street West – 6th Floor
Montreal QC H2X 1Y8

Attention: Senior Specialist, Asset Management
Telecopier: (514) 391-7990

Any notice to be given to the Sub-Sublandlord shall be validly given if sent to:

Analysis Group Ltd.
1000 De La Gauchetière Street West
Suite 1200
Montreal, Quebec
H3B 4W5

With a copy to:

Analysis Group Ltd.
111 Huntington Avenue
10th floor
Boston, MA 02199

Attention: James R. Gill
Fax: 617-425-8001

Any notice to be given to the Sub-Subtenant after the Commencement Date shall be validly given if sent to the Sub-Subleased Premises, to the attention of the Chief Financial Officer.

All notices shall be sent by registered mail, reputable overnight courier, or hand delivered to the respective above-noted addresses. Each party reserves its right to change its address subject to written notice to the other parties. Notices sent by registered mail and hand delivered shall be deemed to be received on the day they are received, and those sent by overnight courier, shall be deemed to be received on the day after they were sent.

9.                  Consents of the Head Landlord and the Sublandlord. This Sub-Sublease is subject and subordinate to the obtaining of the written consent of Head Landlord and Sublandlord in accordance with the terms of the Head Lease and the Sublease (collectively, the “Sub-Sublease Consents”) and shall not be effective until and unless such Sub-Sublease Consents shall have been obtained. If, for any reason whatsoever, both Sub-Sublease Consents have not been obtained on or before December 13, 2018, then either the Sub-Sublandlord or the Sub-Subtenant, at its respective option, may elect by written notice to the other to terminate this Sub-Sublease, in which event this Sub-Sublease shall be deemed null, void and of no effect, without penalty, cost, charge or recourse whatsoever against the Sub-Subtenant or the Sub-Sublandlord.

10.              Alterations. Notwithstanding anything to the contrary contained herein, Sub-Sublandlord shall not unreasonably withhold, delay or condition its consent to any proposed alterations, additions or improvements (“Alterations”) to the Sub-Subleased Premises by Sub-Subtenant, provided that (i) the Head Landlord and the Sublandlord have approved the Alterations in accordance with the terms of the Head Lease and (ii) said Alterations do not increase the obligations of Sub-Sublandlord hereunder or under the Head Lease. In no event shall Sub-Sublandlord be required to consent to any Alteration which would physically affect any part of the Building outside of the Sub-Subleased Premises or would adversely affect the proper functioning of the mechanical, electrical, sanitary or other services systems of the Building. Any work to be done in the Sub-Subleased Premises shall be performed in accordance with the provisions of Article 11.3 (Tenant’s Alterations) of the Original Lease, and are subject to the management and supervision fees described therein.

11.              Brokerage.

Each of the Sub-Subtenant and the Sub-Sublandlord represents and warrants to the other that it has not had any dealings or communications with any broker, finder, intermediary or other like agent in connection with the Sub-Sublease or the transactions contemplated hereby, other than Jones Lang LaSalle Real Estate Services Inc. or any related entity or individual (collectively, the “Broker”). Sub-Sublandlord shall pay when due all and any brokerage commission and remuneration payable to the Broker and shall indemnify, defend and hold Sub-Subtenant harmless from payment of any and all brokerage commission and remuneration payable to the Broker, and from any and all claims, demands, suits, proceedings, legal fees, costs and expenses with respect to any brokerage commission and remuneration payable to the Broker.

12.              End of Term and Overholding.

(a)               Sub-Subtenant acknowledges that the Sub-Subleased Premises must be surrendered upon the termination of the Term of this Sub-Sublease. Sub-Subtenant agrees to indemnify, defend and save Sub-Sublandlord harmless from and against any and all loss, cost, expense, or liability resulting from the failure of or the delay by Sub-Subtenant in so surrendering the Sub-Subleased Premises. Sub-Subtenant therefore agrees that if possession of the Sub-Subleased Premises is not so surrendered to Sub-Sublandlord upon the termination of the Term, each portion of any month during which Sub-Subtenant holds over in the Sub-Subleased Premises thereafter, a sum equal to two hundred percent (200%) of the Net Rent payable under this Sub-Sublease for the last month of the Sub-Sublease Term.

(b)               Upon the termination of the Term of this Sub-Sublease, the Sub-Subtenant shall surrender the Sub-Subleased Premises in good condition and state of repair, save and except for reasonable wear. All Alterations to and/or placed upon the Sub-Subleased Premises by or on behalf of Sub-Subtenant, as well as any and all Leasehold Improvements and fixtures (Section 11.5 of the Original Lease), all and any Items, leasehold improvements, cables and wires (including telecommunication cabling), modifications to the lighting fixtures, electrical, mechanical and sprinkler systems (Section 9 of the consent of the Head Landlord to the Sublease Agreement dated February 5th, 2009) as well as all and any other leasehold improvements, alterations, additions or modifications to the Sub-Subleased Premises, and all and any articles of personal property attached to or used in connection with the Sub-Subleased Premises, shall be surrendered by the Sub-Subtenant to the Sub-Sublandlord at the Expiration Date, and the Sub-Subtenant shall not be obliged to remove any of those from the Sub-Subleased Premises, other than any leasehold improvements, alterations, additions or modifications performed by Sub-Subtenant and required by the Head Landlord or the Sublandlord to be removed. Notwithstanding the foregoing, movable furniture, movable personal property and movable trade fixtures owned by the Sub-Subtenant shall remain the property of Sub-Subtenant and shall be removed by Sub-Subtenant upon the termination of the Term.

(c)               The provisions of this Section 13 shall survive the Expiration Date or any sooner termination of the term of this Sub-Sublease.

13.              Parking. Sub-Subtenant may have the use of the five (5) non-reserved parking stalls allocated under the Head Lease in the Building underground parking facility. The parking spaces shall be leased at the then current rate prevailing for tenants of the Building as may be modified from time to time, which amount shall be payable in accordance with the parking operator’s lease for the Building.

14.              Furniture. Sub-Sublandlord represents and warrants that all furniture and equipment listed and described in Schedule “B” attached hereto is within the Sub-Subleased Premises (such equipment and furniture is hereinafter collectively referred to as the “Existing Furniture”). The Sub-Sublandlord warrants that the Existing Furniture is free of any financial lien or hypothec and that there are no service contracts affecting the Existing Furniture. The parties acknowledge and agree that, upon the execution and delivery of this Sub-Sublease, without the requirement of any additional consideration, all rights, title and ownership in and to the Existing Furniture shall be conveyed to and vest in Sub-Subtenant and Sub-Subtenant shall be free to maintain and/or dispose the Existing Furniture as Sub-Subtenant so elects in its sole discretion but subject to the terms hereof. The foregoing conveyance with respect to the Existing Furniture shall be self-executing and no additional documentation shall be required in order to evidence the aforementioned assignment and conveyance of the Existing Furniture to Sub-Subtenant. Sub-Sublandlord makes no representation or warranty as to the condition, fitness or suitability of such Existing Furniture for Sub-Subtenant’s purposes. Sub-Subtenant may, as it deems appropriate or necessary, reconfigure the Existing Furniture to combine with any of Sub-Subtenant’s furniture and equipment. Sub-Sublandlord shall have no obligation for the maintenance, repair or replacement of any such Existing Furniture.

15.              Counterparts. This Sub-Sublease Agreement may be executed and delivered in several counterparts and by means of facsimile or other electronic transmission, and all such executed counterparts, when taken together, shall constitute the same Sub-Sublease Agreement, effective as of the date first above written. The parties undertake to promptly deliver to one another original copies of all such counterparts which are executed and delivered by means of facsimile or other electronic transmission.

16.              This agreement binds the parties herein and their respective successors and assigns.

17.              The parties specifically declare that they have requested the present agreement be drawn up in the English language. “Les parties déclarent qu’elles ont demandé que cette entente soit rédigée en anglais”.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Sub-Sublandlord and Sub-Subtenant have duly executed this Sub-Sublease the day and year first above written:

SUB-SUBLANDLORD:

ANALYSIS GROUP LTD.

____

Name: Scott A. Berry

Title: CFO

SUB-SUBTENANT:

CLEMENTIA PHARMACEUTICALS INC.

____

Name: Steve Forte

Title: CFO

SCHEDULE A

HEAD LEASE AND SUBLEASE

(Immediately Follows)

THIS LEASE, entered into at the City of Montreal, as of the thirtieth (30th) day of April, nineteen hundred and ninety-three (1993).

BETWEEN:

1000 DE LA GAUCHETIÈRE WEST BUILDING INC., a company incorporated under the laws of Canada, having its head office in the City of Montreal, Province of Quebec, herein acting and represented by Michel E. Saint-Cyr, its President, and François Laurin, its Vice President.

(hereinafter called the “Landlord”);

AND:	BCE INC., a company incorporated under the laws of Canada, having its head office in the City of Montreal, Province of Quebec, (hereinafter called the “Tenant”).

ARTICLE 1

1	Definitions

1.1	Definitions – In this Lease, unless there is something in the subject matter or context inconsistent therewith;

1.1.1	“Accounting Period” means a calendar year or such other accounting period, not exceeding sixteen (16) months, determined by the Landlord for the Building;

1.1.2	“Additional Rent” means all amounts in addition to Net Rent payable by the Tenant to the Landlord pursuant to this Lease, including those amounts set out in Section 4.2, whether or not the same are designated “Additional Rent”;

1.1.3	“Affiliate” or “Affiliate of the Tenant” means any person which owns, directly or indirectly, voting securities carrying more than ten percent (10%) of the voting rights attached to all voting securities of the Tenant and any corporation in which the Tenant owns, directly or indirectly, voting securities carrying more than ten percent (10%) of the voting rights attached to all voting securities of such corporation;

1.1.4	“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of governmental or other public authorities having jurisdiction, and all amendments thereto;

1.1.5	“Architect” means the independent architect being a member of the Order of Architects of Quebec designated by the Landlord and authorized to practice in Quebec;

1.1.6	“Building” means the multi-storey integrated office and retail building bearing civic number 1000 de La Gauchetière West, Montreal, Province of Quebec, and all other structures, improvements, facilities and appurtenances, including the Common Areas and Facilities, all as may be altered, expanded, reduced or reconstructed from time to time and which building is constructed on the lands described in Schedule “A” annexed hereto;

1.1.7	“Building Systems” means:

1.1.7.1	the HVAC System and all other systems, services, installations and facilities servicing the Building (or any portion thereof), whether exclusively or in common with other parts of the Development including, but not limited to, the elevators and escalators, and mechanical systems (including plumbing, sprinkler, drainage and sewage), electrical and other utilities, lighting, life safety (including fire prevention, communications, security and surveillance), computer (including environmental, security and lighting control), ice and snow melting, refuse removal or recycling, window washing, and music; and

1.1.7.2	all machinery, appliances, equipment, apparatus, components, computer software and appurtenances forming part of or used for or in connection with any of such systems, services, installations and facilities including, but not limited to, boilers, motors, generators, fans, pumps, pipes, conduits, ducts, valves, wiring, meters and controls, and the structures and shafts housing and enclosing any of them;

1.1.8	“Business Day” means any day which is not a Saturday, Sunday or a holiday as defined in the Interpretation Act (Quebec) as the same may be amended, re-enacted or replaced;

1.1.9	“Business Hours” means the hours from 7:00 a.m. to 6:30 p.m. on each Business Day as may be amended by the Landlord from time to time;

1.1.10	“Business Taxes” means all taxes, rates, duties, levies, assessments, and other charges in respect of the use or occupancy of, or any business carried on, by tenants or occupants of the Building and includes, without limitation, all business taxes levied or assessed but shall not include Real Estate Taxes or any income, profit, inheritance, succession or transfer taxes or levies or tax on capital or large corporations tax of the Landlord or the Co-owners;

1.1.11	“Bus Terminal” means the bus terminal operated in the Development by the Société de Transport de la Rive Sud de Montreal, or its successors or permitted assigns;

1.1.12	“Change of Control” means, in the case of any corporation or partnership, the issue by subscription or the transfer by sale, assignment, transmission on death, mortgage, charge, security interest, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective Control of such corporation or partnership, unless such change occurs as a result of trading in the shares of a corporation listed on the Montreal Exchange or The Toronto Stock Exchange;

1.1.13	“Commencement Date” means the date indicated as the commencement of the Term in Section 3.1 hereof;

1.1.14	“Common Areas and Facilities” means: (i) those areas, facilities, improvements, installations and equipment in or around the Development that (A) are neither rented nor designated or intended by the Landlord to be rented, and (B) are provided or designated from time to time by the Landlord for the benefit or use of all the tenants of the Development, their agents, invitees, servants, employees and licensees and (ii) space, facilities and installations that are made available for community service, public or other use pursuant to the Municipal Agreements; all as may be altered, or relocated from time to time by the Landlord and any other space or equipment as may be determined from time to time by the Landlord;

1.1.15	“Control”, when referring to a body corporate, shall have the same meaning as the one attributed to this expression in the Canada Business Corporations Act;

1.1.16	“Co-owners” means BCE Inc. and Teleglobe Canada Inc. and their successors and assigns;

1.1.17	“Delivery Date” means the date upon which the Landlord notifies the Tenant that it shall take possession of the premises for the purposes of effecting the Tenant’s Work;

1.1.18	“Development” means the Lands and all structures, improvements, facilities and appurtenances constructed on the Lands, including or together with the Building, the Common Areas and Facilities (including, without limitation, passageways, tunnels or other facilities servicing the Development that may extend or be located beyond the boundaries of the Lands), all as may be altered, expanded, reduced or reconstructed;

1.1.19	“Event of Default” means any event specified as such in Article 17;

1.1.20	“Expert” means the Architect, the Land Surveyor or any independent engineer, independent chartered accountant, or other independent professional consultant appointed by the Landlord and authorized to perform the function for which he is retained and who shall be a member of the professional order or body appropriate to his or her profession;

1.1.21	“Fixturing Period” means the period allowed to the Tenant to perform the Tenant’s Work, commencing at the Delivery Date as determined by the Landlord;

1.1.22	“Guarantor” INTENTIONALLY DELETED

1.1.23	“HVAC System” means all interior climate control (including heating, ventilating and air-conditioning) systems, installations, equipment of the Building;

1.1.24	“Ice Amphitheatre” means the portion of the Building occupied by the skating rink including the locker rooms and the ice surface exclusively;

1.1.25	“Landlord” means 1000 de la Gauchetière West Building Inc. and its successors and assigns;

1.1.26	“Landlord’s Sales Taxes” means any and all taxes imposed on the Landlord with respect to Operating Costs and any other taxable cost (example rent) whether characterized as a goods and services tax, sales tax, or otherwise but shall not include any income or profit taxes, it being understood that taxes on capital and large corporations tax are not part of Landlord’s income or profit taxes;

1.1.27	“Landlord’s Work” means the work performed by the Landlord in relation to the base Building installations;

1.1.28	“Lands” means the lands described in Schedule “A” hereto, as they may be altered, expanded or reduced from time to time;

1.1.29	“Land Surveyor” means the independent professional land or quantity surveyor, designated by the Landlord and authorized by the appropriate professional order or body to practice in the Province of Quebec;

1.1.30	“Lease” means this lease as it may be amended including its Schedules;

1.1.31	“Leasehold Improvements” means all fixtures, improvements, installations, alterations and additions made, erected or installed by or on behalf of the Tenant or any former occupant of the Premises, including internal stairways, doors, hardware, partitions (excluding moveable partitions) and wall-to-wall carpeting with the exception of such carpeting where laid over vinyl, tile or other finished floor designated as part of the Building, and removable without damage to such floor, and excluding trade fixtures, drapes, and furniture and equipment not of the nature of fixtures;

1.1.32	“Lease Year” means, for the first Lease Year, the period beginning on the Commencement Date and ending on the last day of the twelfth (12th) consecutive full month after the expiry of the calendar month in which the Commencement Date occurs (except that if the Commencement Date occurs on the first day of a calendar month, the first Lease Year shall end on the day prior to the first anniversary of the Commencement Date) and, for the second and each subsequent Lease Year, means consecutive periods each of twelve (12) consecutive full months, with the second Lease Year commencing immediately at the end of the first Lease Year or of any subsequent Lease Year, the Landlord may, at its discretion, change the Lease Year from time to time provided that such change shall not increase the Tenant’s liability for any amounts payable pursuant to this Lease;

1.1.33	“Mortgage” means any mortgage, hypothec, charge or security instrument (including a trust deed securing bonds) and all extensions, modifications and renewals thereof which may now or hereafter affect the Lands;

1.1.34	“Municipal Agreement” means any agreement with the City of Montreal, the Montreal Urban Community or any other governmental authority relating to the development, construction, or operation of the Development or any part thereof, in each case whether now or hereafter entered into, and as the same may be amended;

1.1.35	“Net Rent” means the annual net rent payable by the Tenant pursuant to Section 4.1, as the same may be increased or adjusted pursuant to the terms of the Lease;

1.1.36	“Operating Costs” means any and all actual and reasonable costs, expenses. fees, rentals, disbursements and outlays of every kind paid, or incurred by or on behalf of the landlord or any of the Co-owners on an accrual basis (or on a cash basis to the extent the Landlord determines, acting reasonably, and in accordance with generally accepted accounting principles) in connection with the operation, maintenance, repair, management, administration and supervision of the Development, subject to the exclusions and deductions set forth in Article 5 hereof;

1.1.37	“Parking Areas” means the areas in the Building designated by the Landlord for interior parking use;

1.1.38	“Person” includes any person, corporation, firm, partnership or other entity, any group of persons, corporations, firms, partnerships or other entities, or any combination thereof;

1.1.39	“Premises” means these parts of the Building identified in Article 2 and shown outlined in red on the floor plans annexed as Schedules “B-1”, “B-2”, “B-3”, “B-4”, ”B-5”, “B-6” and “B -7”;

1.1.40	“Prime Rate” means the annual rate of interest as determined from time to time by the Landlord’s bank (which shall be a Schedule I Canadian chartered bank designated by the Landlord from time to time) and used by such bank in setting rates of interest for commercial loans of Canadian dollars and commonly referred to by such bank as its “prime rate”;

1.1.41	“Proportionate Share” means that fraction having as numerator the Rentable Area of the Premises and as denominator the total Rentable Area of the Building;

1.1.42	“Real Estate Taxes” means all taxes, surtaxes, rates, duties, levies, fees, charges and assessments, general or special, present or future for which the Landlord and/or the Co-owners are liable and which are assessed against the Development (or any part thereof other than the Ice Amphitheatre, the Bus Terminal, the Storage Areas, the Parking Areas and the Retail Areas) or which are now and which may be imposed or assessed thereon by any lawful taxing authority whether school, municipal, regional, provincial, federal or otherwise, but excluding any income, profit, inheritance, succession or transfer taxes or levies or tax on capital and tax on large Corporations and also excluding any penalties or interest resulting from late payment;

1.1.43	“Rent” means all Net Rent and Additional Rent payable pursuant to this Lease;

1.1.44	“Rentable Area of the Premises”, means the area expressed in square feet and/or square meters, as certified by the Architect, measured in accordance with the “BOMA Standards” of area measurement dated June 21, 1989, as amended from time to time, a copy of which is annexed hereto as Schedule “C”, it being acknowledged that the Rentable Area of the Premises, will be adjusted from time to time upon mutual consent of the Landlord and the Tenant to reflect any alteration of the Rentable Area of the Building;

1.1.45	“Rentable Area of the Building” means the aggregate of the rentable area of all rentable premises in the Building that are rented, or designated or intended by the Landlord to be rented, for offices or business purposes, expressed in square feet and/or square meters as certified by the Architect, measured in accordance with the “BOMA Standards” of area measurement, a copy of which is annexed hereto as Schedule “C”, but excluding the Ice Amphitheatre, the Bus Terminal, the Storage Areas, the Parking Areas and the Retail Areas;

1.1.46	“Retail Areas” means the areas of rentable premises in the Building designated by the Landlord for retail use;

1.1.47	“Rules and Regulations” means the rules and regulations made by the Landlord set forth in Schedule “F” annexed hereto, which may be amended by the Landlord, acting reasonably;

1.1.48	“Schedules” – The Schedules shall form part of this Lease and are as follows:

Schedule “A” – Description of Lands

Schedule “B-1” – Plan of the 36th floor

Schedule “B-2” – Plan of the 37th floor

Schedule “B-3” – Plan of the 38th floor

Schedule “B-4” – Plan of the 13th floor

Schedule “B-5” – Plan of the 11th floor

Schedule “B-6” – Plan of the 12th floor

Schedule “B-7” – Plan of the 34th door

Schedule “C” – BOMA Standards

Schedule “D” – Base Building Standards

Schedule “E” – Standards for Tenant’s Improvements

Schedule “F” – Rules and Regulations

Schedule “G-l” – Descriptive Specifications

Schedule “G-2” – Tenant Improvement Standards

Schedule “H” – Construction Progress Schedules

1.1.49	“Secured Creditor” means any mortgagee or hypothecary creditor or secured party or trustee for bondholders, as the case may be, who from time to time holds a Mortgage;

1.1.50	“Security Deposit” INTENTIONALLY DELETED

1.1.51	“Storage Areas” means those areas in the Building which are designated or intended from time to time by the Landlord to be rented to tenants or other occupants for storage purposes;

1.1.52	“Surtax on Non-Residential Immovables” means a tax imposed by a local municipal taxing authority on the real estate taxable value of the Development on the basis that the Development constitutes a non-residential immovable;

1.1.53	“Tenant” means BCE INC. and its successors and assigns;

1.1.54	“Tenant’s Sales Taxes” has the meaning ascribed to such term in Section 5.7 hereof;

1.1.55	“Tenant’s Work” means the work to be performed on behalf of the Tenant, at its expense, in accordance with the Base Building Standards set forth in Schedule “D” and with the Standards for Tenant’s Work set forth in Schedule “E” to render the Premises suitable to the Tenant’s intended use and which work has been previously approved by the Landlord;

1.1.56	“Term” means the periods specified in Section 3,1;

1.1.57	“Transfer” means an assignment of this Lease in whole or in part, a sublease of all or any part of the Premises, any mortgage, transaction or event to the same effect, any hypothec, charge or encumbrance of this Lease or the Premises or any part thereof or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligations and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation. receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Person having lawful use or occupancy of any part of the Premises. For greater certainty, a merger or amalgamation of BCE INC. with any other Person or persons shall not constitute a Transfer;

1.1.58	“Transferee” means the Person to whom a Transfer is or is to be made;

1.1.59	“Unavoidable Delay” means any delay or cause beyond the control of either party hereto which prevents the performance of any obligation hereunder and not caused by a default or act of commission or omission of such party and not avoidable by reasonable care, including without limitation strikes, lockouts or other labour disputes, act of God, sabotage, war, blockades, insurrections, riots, civil disturbances, the enactment, amendment or repeal of any Applicable Laws, and shortages or unavailability of building materials; however a lack of funds or the financial inability of the Landlord shall not constitute an Unavoidable Delay.

ARTICLE 2

2	LEASED, PREMISES

2.1	Rentable Area – The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord, upon the terms and conditions herein contained, the Premises which consist of:

(a)	approximately fifty-nine thousand three hundred and sixteen (59,316) square feet of rentable area located on all of the 36th, 37th and 38th floors of the Building (collectively referred to as “Space “A””), aa shown outlined in red on the floor plans attached hereto as Schedules “‘B-1”, “B-2” and “B-3”;

(b)	approximately two thousand and ninety-eight (2,098) square feet of rentable area located on part of the 13th floor of the Building (“Space “B””), as shown outlined in red on the floor plan attached hereto as Schedule “B-4”;

(c)	approximately thirteen thousand and twenty-seven (13,027) square feet of rentable area located on part of the 13th floor of the Building (“Space “C”). as shown outlined in green on the floor plans attached hereto as Schedule “B-4”;

(d)	approximately forty-one thousand two hundred and fifty-four (41,254) square feet of rentable area looted on the entire 11th floor and the entire 12th floor of the Building (collectively referred to as “Space “D””), as shown outlined in red on the floor plans attached hereto as Schedules “B-5” and “B-6”;

(e)	approximately three thousand and seventy-six (3,076) square feet of rentable area located on the 34th floor of the Building (“Space “E””), as shown outlined in red on the floor plan attached hereto as Schedule “B-7”; and

(f)	approximately two thousand seven hundred and eighty-three (2,783) square feet of rentable area located on the 13th floor of the Building (“Space “F””), as shown outlined in yellow on the floor plan attached hereto as Schedule “B-4”.

The aforesaid areas have been determined in accordance with the BOMA Standards of area measurement attached hereto as Schedule “C”.

In no event shall the Tenant, in the future, lease less than five thousand (5,000) square feet of rentable area on any floor which is otherwise unleased. Furthermore, the Tenant shall use its reasonable efforts to lease the entire 13th floor, it being understood that, in no event, shall the Tenant lease only a part of both the 11th and the 13th floors.

2.2	Certificate of Measurement – The Tenant hereby acknowledges that, notwithstanding anything to the contrary contained in this Lease or the provisions of the Civil Code of Quebec, the Landlord may effect minor variations to the configuration of the Premises or any part thereof. Prior to the commencement of the Term, the Rentable Area of the Premises shall be conclusively determined by the Architect in accordance with the BOMA Standards of area measurement attached hereto as Schedule “C” and shall be set out in a certificate of measurement of the Architect, a copy of which shall be given to the Tenant. Such determination shall be final and binding on the parties, unless proven by either party to be incorrect.

For the sake of clarity, in the case of those floors which the Tenant occupies in full, the exact rentable area shall be certified by the Architect. Any floors which are partially occupied by the Tenant shall be measured, and the area certified by the Architect within thirty (30) days following the substantial completion of the initial Leasehold Improvements.

In addition to the foregoing, the Landlord shall, on or before the Commencement Date, provide the Tenant with a statement prepared by the Architect showing a breakdown of the rentable areas of the Building, together with a statement prepared by the Landlord showing the calculation of the Tenant’s Proportionate Share for the purposes of payment of Additional Rent as provided in Section 4.2 hereof.

ARTICLE 3

3	TERM

3.1	Term – The term of this Lease (the “Term”) shall commence:

(a)	in respect of Space “A”, on May 1, 1993;

(b)	in respect of Space “B”, on July 1, 1993;

(c)	in respect of Space “C”, on November 1, 1993;

(d)	in respect of Space “D”, on June 1, 1993;

(e)	in respect of Space “E”, on September 1, 1994; and

(f)	in respect of Space “F”, on May 1, 1995.

Subject to Section 19.6 hereof, the Term shall expire on October 31, 2003, unless terminated earlier pursuant to this Lease.

ARTICLE 4

4	RENT AND ADDITiONAL RENT

4.1	Net Rent – The Tenant shall pay to the Landlord, yearly throughout the Term, for the respective Lease Year, in equal, consecutive monthly installments, in advance, without compensation or deduction whatsoever, on the first day of each month during the Term, subject to the adjustment provisions of Section 4.5 hereof, Net Rent in accordance with the following provisions:

(a)	Space “A”

•	from May 1, 1993 through to April 30, 1997 inclusive, eighteen dollars ($18.00) per square foot of the rentable area of Space “A” per annum; and

•	from May 1, 1997 through to October 31, 2003 inclusive, twenty-two dollars ($22.00) per square foot of the rentable area of Space “A” per annum.

(b)	Space “B”

•	from July 1, 1993 through to April 30, 1997 inclusive, fourteen dollars ($14.00) per square foot of the rentable area of Space “B” per annum; and

•	from May 1, 1997 through to October 31, 2003 inclusive, nineteen dollars ($19.00) per square foot of the rentable area of Space “B” per annum.

(c)	Space “C”

•	from November 1, 1993 through to April 30, 1997 inclusive, fourteen dollars ($14.00) per square foot of the rentable area of Space “C” per annum; and

•	from May 1, 1997 through to October 31, 2003 inclusive, nineteen dollars ($19.00) per square foot of the rentable area of Space “C” per annum.

(d)	Space “D”

•	from June 1, 1993 through to April 30, 1997 inclusive, fourteen dollars ($14.00) per square foot of the rentable area of Space “D” per annum, and

•	from May 1, 1997 through to October 31, 2003 inclusive, nineteen dollars ($19,00) per square foot of the Rentable Area of Space “D” per annum; and

(e)	Space “E”

•	from September 15, 1994 through to August 31, 1999 inclusive, seven dollars and seventy-five cents ($7.75) per square foot of the rentable area of Space “E” per annum; and

•	from September 1, 1999 through to October 31, 2003 inclusive, thirteen dollars ($13.00) per square foot of the rentable area of Space “E” per annum; and

(f)	Space “F”

•	from May 1, 1995 through to April 30, 2000 inclusive, eight dollars and thirty-five cents ($8.35) per square foot of the rentable area of Space “F” per annum; and

•	from May 1, 2000 through to October 31, 2003 inclusive, ten dollars and ten cents ($10.10) per square foot of the rentable area of Space “F” per annum.

The Net Rent shall be entirely net to the Landlord, except as provided herein.

4.2	Additional Rent. - The Tenant shall also pay to the Landlord as Additional Rent:

4.2.1	the Tenant’s Proportionate Share of Real Estate Taxes as provided in Section 5.2;

4.2.2	the Tenant’s share of the Surtax on Non-Residential Immovables;

4.2.3	the Tenant’s Proportionate Share of the Operating Costs;

4.2.4	electricity consumed within the Premises; and

4.2.5	the aggregate, without duplication, of:

4.2.5.1	costs of electricity and other utilities including special utilities and excess quantities consumed within the Premises;

4.2.5.2	costs of any additional services provided by the Landlord at the request of the Tenant and any related cost;

4.2.5.3	such other costs, as are required to be paid by the Tenant to the Landlord under this Lease (other than those specifically referred to above); and

4.2.5.4	any reasonable cost incurred by the Landlord on behalf of the Tenant in respect of any of the Tenant’s obligations set out in this Lease which the Tenant fails to perform, provided that nothing herein shall obligate the Landlord to perform any such obligations;

4.2.5.5	a management fee equal to 3.25% of the aggregate of the Net Rent, the Tenant’s Proportionate Share of the Operating Costs, the Tenant’s Proportionate Share of Real Estate Taxes and of the Surtax on Non-Residential Immovables, electricity and any other taxes payable by the Tenant to the Landlord pursuant to the Lease; and

4.2.5.6	a management fee equal to fifteen percent (15%) of the cost of special services, additional services and any other cost for services provided to the Tenant by the Landlord which is required to be paid by the Tenant to the Landlord pursuant to the Lease.

4.3	Payment of Additional Rent – Except for the Tenant’s Share of the Surtax on Non-Residential Immovables which is payable as provided in Section 5.8, and except as otherwise provided under this Lease, any and all Additional Rent is payable in equal monthly installments, in advance on the earlier of the due date of the next monthly payment of Net Rent or within fifteen (15) days of receipt by the Tenant of an invoice, statement or demand therefor from the Landlord.

4.4	Estimation of Additional Rent - Before the commencement of each Accounting Period, the Landlord shall notify the Tenant of the reasonable estimated amount of Additional Rent for such Accounting Period. The Landlord, acting reasonably, may, during an Accounting Period, re-estimate any items of Additional Rent and may by notice to the Tenant fix new monthly installments for the then remaining balance of the Accounting Period so that such items will have been entirely paid during such Accounting Period. Notwithstanding anything herein contained to the contrary, as soon as bills for all or any portion of the costs and expenses payable by the Tenant as Additional Rent are received by the Landlord, the Landlord may bill the Tenant for any amount charged in excess of the estimated amount, and the Tenant shall pay the Landlord such amounts so billed (less all amounts previously paid by the Tenant on the basis of the Landlord’s original estimate thereof) as Additional Rent within thirty (30) days after demand.

Within a reasonable period of time (not exceeding four (4) months) after the end of the Accounting Period, the Landlord shall provide the Tenant with an audited statement prepared by an independent chartered accountant of the Landlord for the relevant Accounting Period of Operating Costs, Real Estate Taxes and all other items of Additional Rent payable by the Tenant which the Landlord has estimated in advance. Such statement shall be accompanied by the certificate from the Landlord’s auditors described in the next paragraph.

If the total of the monthly installments paid by the Tenant in respect of estimated Additional Rent for such Accounting Period is less than the amount of Additional Rent payable by the Tenant for such Accounting Period shown on such statement, the Tenant shall pay the difference to the Landlord on the earlier of the due date of the next monthly payment of Net Rent or within thirty (30) days of receipt of such statement. If the total of such monthly installments paid is greater than the amount of the Additional Rent payable by the Tenant for such Accounting Period, the difference shall, at the option of the Landlord, be repaid to the Tenant with such statement, or be applied in payment of other amounts owing by the Tenant, or be applied in reduction of future payments due under this Lease, the whole without interest. The Landlord shall provide the Tenant with a certificate of its independent chartered accountant confirming the fairness of the Landlord’s determination of Operating Costs, which shall be binding on the parties.

The Landlord shall, in keeping with sound first-class office building management practices in Montreal, minimize Operating Costs and make all reasonable attempts to obtain proceeds of insurance as well as to exercise all reasonable recourses available to the Landlord against any contractor, builder, supplier or any third party in order to reduce the Tenant’s liability for Operating Costs. In allocating Operating Costs, Real Estate Taxes and other costs to the various components of the Building, the Landlord shall act fairly and reasonably, and, with regard to allocation of Real Estate Taxes and other taxes, shall apply the method used and/or imposed and/or recommended by the competent authority.

The Landlord shall operate the Building in a manner befitting of a prudent Landlord of similar first-class buildings of comparable age in downtown Montreal. Furthermore, the Landlord shall provide the Tenant, no later than four (4) months after the end of each Accounting Period, with a detailed statement from its auditors (who shall be a firm of independent chartered accountants) certifying that the Operating Costs have been calculated in accordance with this Lease. Upon receipt of the audited statements and provided the Tenant has not, either in whole or in part, assigned the Lease to any third party which is not an Affiliate of the Tenant, the Tenant may, in writing, request clarification from the Landlord with respect to the amount of Operating Costs. The Landlord shall, acting diligently, use all of its reasonable efforts to provide the Tenant with a reasonable response to the Tenant’s request. If, as a result of said clarification, it is determined that the Tenant has made an overpayment of Operating Costs, the Landlord shall reimburse the amount of said overpayment to the Tenant within thirty (30) days of said determination. Should the reverse be true, the Tenant agrees to settle any underpayment of Operating Costs within the same delay. The Tenant shall not withhold payment of Operating Costs pending its request for clarification of Operating Costs.

Provided the Tenant has not assigned the Lease to any third party which is not an Affiliate of the Tenant, has exercised the foregoing right and still is not satisfied as to the accuracy of the Landlord’s calculation of Operating Costs, then the Tenant shall have the right to have its external auditors review the Operating Costs for their accuracy and reliability. Such a review by the Tenant’s external auditors shall be at the Tenant’s entire expense, including any expenses incurred by the Landlord as a result thereof, and shall be conducted during the Landlord’s business hours and after a reasonable written notice to the Landlord to this effect. Should it be determined, however, that the Tenant has made an overpayment of Operating Costs, the Landlord shall reimburse the amount of said overpayment to the Tenant within thirty (30) days of said determination and the Tenant shall not be responsible to the Landlord for any expenses incurred by the Landlord as a result of said process.

4.5	Adjustment of Rent – If and whenever the Rentable Area of the Premises is revised, as provided pursuant to this Lease, the Net Rent for any year of the Term or relevant portion thereof affected by such revision shall be recalculated by multiplying such revised Rentable Area of the Premises by the applicable amount of Net Rent per square foot (square meter) of Rentable Area of the Premises for such year of the Term and the amount of the annual Net Rent for such year of the Term, or relevant portion thereof, and the equal monthly installments for such year of the Term, or relevant portion thereof, shall be amended accordingly. There shall be a corresponding recalculation of the Tenant’s Proportionate Share and of amounts payable as Additional Rent. Upon any such recalculation, the Landlord and the Tenant shall make the appropriate adjustments in respect of earlier payments of Net Rent and Additional Rent affected by any such recalculation.

4.6	Cash Allowance – The Landlord agrees to pay to the Tenant in respect of each of Space “B”, Space “C” and Space “D”, not later than thirty (30) days following their respective Commencement Date, a cash allowance equal to NINETEEN DOLLARS AND FORTY-FOUR CENTS ($19.44) per square foot of their respective rentable area. It is expressly understood that said cash allowance shall be granted to the Tenant in lieu of eighteen (18) months of free Net Rent. There shall be no such allowance granted with respect to Spaces “A”, “E” and “F”.

ARTICLE 5

5	TAXES AND operating costs

5.1	Real Estate Taxes Payable by the Landlord – The Landlord shall discharge when due all Real Estate Taxes payable by the Tenant, as set out in Section 5.2, but it may defer such payment or compliance to the fullest extent permitted by law.

If the system of real estate taxation shall be altered or varied and any new tax or levy shall be levied or imposed on the Building and/or the Lands and/or the revenues therefrom and/or Landlord in substitution for and/or in addition to Real Estate Taxes presently levied or imposed on immovables in the city, town or municipality in which the Building and Land are situate, then any such new tax or levy shall be included within the term “Real Estate Taxes” and the provisions of this Article 5 shall apply mutatis mutandis.

The amount of the Real Estate Taxes which shall be deemed to have been levied or imposed with respect to the Building and the Lands shall be such amount as the legal authority imposing Real Estate Taxes shall have attributed to the Building and the Lands respectively, or, in the absence of such attribution, or, if such legal authority shall include other immovables other than the Building and the Lands in imposing such Real Estate Taxes, such amount as Landlord in the exercise of reasonable judgment shall establish.

5.2	Real Estate Taxes Payable by the Tenant

5.2.1	The Tenant shall pay to the Landlord, as Additional Rent, for each Accounting Period which the Landlord establishes to compute Real Estate Taxes occurring in whole or in part within the Term, its Proportionate Share of Real Estate Taxes attributable to such Accounting Period. Such Additional Rent shall be payable by the Tenant to the Landlord no later than the tax due date or such other date which may be specified by the Landlord to the Tenant and which shall not be more than thirty (30) days before the tax due date. The Landlord shall furnish to the Tenant upon the Tenant’s specific written request copies of all notices of valuation and assessment and all tax bills Landlord receives.

5.2.2	The share of Real Estate Taxes payable by the Tenant pursuant to Subsection 5.2.1 shall be the amount which is the aggregate, without duplication, of:

5.2.2.1	the Tenant’s Proportionate Share of Real Estate Taxes that is not charged to the Tenant and other tenants of the Development pursuant to paragraph 5.2.2.2 and similar provisions in the leases of such other tenants; and

5.2.2.2	in the event that there is a separate assessment for the value of the Premises by a lawful public authority, the amount obtained by multiplying the appropriate commercial rate or rates for the relevant Accounting Period by the assessed value of the Premises as determined by such lawful public authority.

5.2.3	If the Landlord so requests in writing, the Tenant shall promptly provide the Landlord with a copy of any separate tax bill or separate assessment notice that it receives for the Premises or any part thereof. If, as a result of changes in existing Applicable Laws, in any Accounting Period the Tenant is prohibited by law from making payments of Real Estate Taxes directly to the Landlord, then it shall pay to the appropriate taxing authorities all Real Estate Taxes payable in respect of the Premises and promptly deliver to the Landlord receipts evidencing such payment. The Landlord and the Tenant will make an adjustment within thirty (30) days after the final tax bills are issued for such Accounting Period and the Tenant will pay to the Landlord the amount by which the Tenant’s Proportionate Share of Real Estate Taxes for such Accounting Period exceeds the amount of Real Estate Taxes actually paid by the Tenant or, as the case may be, the Landlord shall pay to the Tenant the amount by which the Real Estate Taxes actually paid by the Tenant exceed the Tenant’s Proportionate Share of Real Estate Taxes.

5.3	Landlord’s Contestation of Real Estate Taxes - The Landlord alone shall be entitled to appeal any governmental assessment or determination of the value of the Building or any portion thereof whether or not the assessment or determination affects the amount of Real Estate Taxes or other taxes, rates, duties, levies or assessments to be paid by the Tenant. The Landlord alone shall have the right to contest, appeal, object or litigate the imposition of any Real Estate Taxes.

The Landlord shall have no obligation to contest, object to or litigate the levying or imposition of any Real Estate Taxes and the Landlord may settle, compromise, consent to, waive or otherwise determine in its discretion any Real Estate Taxes without notice to, consent or approval of the Tenant.

5.4	Business, Water and Other Taxes – The Tenant shall be liable for and pay to the competent authorities having jurisdiction or to the Landlord or the Co-owners, as the case may be, all water taxes, Business Taxes, garbage taxes and all other taxes imposed or levied upon the Premises or the business carried on therein, all other rates and taxes, present or future, which are or may become payable by the Tenant as tenant or occupant thereof and any and all such taxes that may be levied upon the Leasehold Improvements in the Premises, notwithstanding any change in the method of calculation, method of collection or nature of such taxes. For greater certainty, this Section 5.4 shall not be construed so as to render the Tenant liable for any income, profit, inheritance, succession or transfer taxes or levies or tax on capital or large corporations tax of the Landlord or the Co-owners.

If, by law, regulation or otherwise, business taxes and water taxes or other similar rates and taxes or taxes upon Tenant’s fixtures, equipment, machinery or upon alterations and/or improvements are made payable by landlords or proprietors, or if the mode of collecting such taxes and/or rates be so altered as to make Landlord liable therefor instead of Tenant, Tenant shall pay to Landlord prior to the due date but in any event within seven (7) days after demand upon Tenant the amount of the charge imposed on Landlord as a result of such change, and shall save Landlord harmless from any cost or expense in respect thereof.

5.5	Appeal of Business Taxes – The Tenant may appeal the imposition of any taxes, rates, duties, levies and assessments payable directly by it to the taxing authorities pursuant to Section 5.4 and may postpone payment thereof to the extent permitted by law if the Tenant is diligently proceeding with an appeal, provided that (i) such postponement does not render the Development, or any part thereof; subject to sale or forfeiture and does not render the Landlord liable to prosecution, penalty, fine or other liability and (ii) upon final determination of such appeal, the Tenant promptly pays the amount determined to be payable.

5.6	Receipts by the Tenant – Whenever requested by the Landlord, the Tenant shall forthwith upon demand deliver to the Landlord copies of receipts for payment of all Business Taxes and other taxes, rates, duties, levies and assessments payable by the Tenant under this Article 5 and furnish such other information in connection therewith as the Landlord may reasonably require.

5.7	Sales Taxes – Notwithstanding any other provision of this Lease, the Tenant shall pay to the Landlord an amount equal to any and all taxes imposed on the Tenant and required to be remitted by the Landlord with respect to the Net Rent, Additional Rent or any other amounts payable by the Tenant to the Landlord under this Lease, whether characterized as a goods and services tax, sales tax, value added tax or otherwise (herein in this Section 5.7 called Tenant’s Sales Taxes”), it bang the intention of the parties that the Landlord shall be fully reimbursed by the Tenant with respect to any and all Tenant’s Sales Taxes and Landlord’s Sales Taxes. The amount of Tenant’s Sales Taxes payable to the Landlord shall be calculated by the Landlord in accordance with applicable legislation and imposed against the amounts due by the Tenant to the Landlord under the terms of this Lease and shall be paid to the Landlord at the same time as the amounts to which the Tenant’s Sales Taxes so applied are payable to the Landlord under the terms of this Lease, and the Landlord may make any estimates necessary for the purpose of such calculations in the same manner as provided in this Lease for payment of Operating Costs.

Notwithstanding any other provision in this Lease to the contrary, the amounts payable by the Tenant under this Section 5.7 shall be deemed not to be Net Rent or Additional Rent, but the Landlord shall have all of the same remedies and rights of recovery of such amounts as it has for recovery of Rent under this Lease.

5.8	Surtax – Throughout the Term, the Tenant shall pay its share, as and when due, and in the manner reasonably determined from time to time by Landlord, of any real estate surtax including, without limitation, the Surtax on Non-Residential Immovables, which is or may be levied or imposed against or in respect of the Lands or the Development, or any part thereof. Without limiting the generality of the foregoing, the Landlord may allocate the entirety of such surtaxes among the tenants of all or any part of the Development based on their respective Proportionate Share.

Notwithstanding any contrary provision of this Lease, it is agreed that any reimbursements or credits of or in respect of Surtax on Non-Residential Immovables for vacant premises shall be for the sole benefit of the Landlord and the Co-owners. Therefore, the amounts of such reimbursements shall not be deducted from or otherwise reduce the amount(s) of Surtax on Non-Residential Immoveables which the Tenant would have otherwise paid had there not been any such credit or reimbursement.

5.9	Operating Costs – Without restricting the generality of its definition, Operating Costs shall include, without duplication:

5.9.1	all salaries, wages, medical, general welfare benefits (including group life insurance and pension payments), payroll taxes, workmen’s compensation insurance contributions and unemployment insurance contributions, fringe benefits, severance pay and termination payments paid to or for all personnel, including supervisory personnel and managers, but excluding all executive personnel of the Landlord to the extent they are not specifically responsible for the administration of the Development and all costs of obtaining such personnel in connection with the maintenance, cleaning, repair, operation, administration or management of the Development or any part of it, and amounts paid to professionals and independent contractors, including any management companies, for any services provided in connection with the maintenance, cleaning, repair, operation, administration or management of the Development or any part of it;

5.9.2	costs of providing cleaning, maintenance and repair, elevator and escalator maintenance, security, supervision, traffic control, janitorial, gardening, landscaping, window cleaning, garbage and waste collection, disposal and recycling, and snow removal services for the Development;

5.9.3	any business taxes which may be imposed on the Landlord, or its managing agents, by reason of its operation of the Building, but such business taxes shall not include any income, profit, inheritance, succession or transfer taxes;

5.9.4	expenditures relating to environmental protection or energy conservation measures or programs;

5.9.5	costs of providing electric light and power, fuel, heat, processed air, water, telephone, steam, gas, sewage disposal and other utilities, costs of replacing building standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls (except as chargeable separately to tenants);

5.9.6	costs of all insurance which the Landlord is obligated or permitted to obtain under this Lease including, without limiting the generality of the foregoing premiums and deductible payments in respect of fire, casualty, liability, property damage, boiler, loss of rental income;

5.9.7	legal, accounting and auditing fees and expenses of the Development;

5.9.8	all taxes on capital and large corporations tax, or similar or equivalent taxes, being the applicable amount (as hereinafter defined) of any tax or taxes levied or imposed against the Landlord and the Co-owners of the Development or any part thereof, by any governmental authority having jurisdiction, be it federal or provincial, which taxes are wholly or partly computed as a function of the capital employed in respect of the Development or any part thereof as determined for the purposes of such tax or taxes but, excluding all taxes on income and profits. For the purpose of this paragraph, “applicable amount” of such tax or taxes means the amount of tax that would be payable if the Development were the only establishment of the Landlord and the Co-owners on account of such taxes and on the basis of the original cost of the Building, established as at the date of initial stabilized occupancy.

5.9.9	costs of all non structural repairs and replacements (except if the same are being deprecated according to the provisions hereinafter set forth) and the costs of structural repairs and structural replacements (other than those directly related to any inherent structural defect or weakness) including those required to comply with Applicable Laws or the requirements of the Landlord’s insurers and amortization of the cost of any repairs or replacements not charged in accordance with the foregoing provisions of this paragraph, which costs of each item of repair or replacement are to be calculated (i) on a straight line basis over such period the Landlord determines is reasonable having regard to the nature of the repair or replacement or (ii) fifteen (15) years, whichever is lesser;

5.9.10	the cost of cleaning and maintaining the curtain wall, the surface of any exterior walls and the roof of the Building (subject to Section 5.10);

5.9.11	depreciation calculated in accordance with generally accepted accounting principles of the costs of machinery, supplies, tools, equipment, facilities, furniture, furnishings, materials, systems and property used in connection with the Development or any rentals thereof, including the cost of any additional or replacement equipment required by law or which, in the reasonable opinion of the Landlord, is for the benefit or safety of the Development and/or the tenants thereof (excluding the costs of original components of the Building Systems installed as part of the original construction of the Building) (individually and collectively in this Subsection 5.9.11 called “machinery”) installed in or used in connection with the Building (except to the extent that the costs are, in accordance with generally accepted accounting principles, charged fully in the Accounting Period in which they are incurred) as calculated in the case of each item of machinery on a straight line basis over its useful life or fifteen (15) years, whichever is lesser;

5.9.12	interest on the undepreciated portion of the costs referred to in Subsections 5.9.9 and 5.9.11, calculated monthly, from the date on which the relevant costs were incurred, at an annual rate of interest that is one percent (1%) above the Prime Rate in effect on the first day of the Accounting Period in which the relevant costs were incurred (the applicable rate of interest to be adjusted by the Landlord on the first day of each Accounting Period to the annual rate of interest that is one percent (1%) above the Prime Rate then in effect);

5.9.13	the fair market rental value (having regard to rent being charged for similar space in the Building, including Additional Rent for Operating Costs and Real Estate Taxes) of space used by the Landlord in connection with the maintenance, repair, operation, administration and management of the Building and of space in the Building which may be designated from time to time by the Landlord for use as a conference center or exercise facility for the use of tenants of the Building;

5.9.14	the administration fee set-out in Subsection 4.2.6;

5.9.15	Landlord’s Sales Tax;

5.9.16	without duplication, amounts payable by the Landlord to the Co-owners under the lease referred to in Section 20.16 in respect of costs which the Landlord would itself have incurred if the Landlord were the owner of the Development, including costs of the type described in the foregoing provisions of this Section 5.9;

5.9.17	subject to Sub-section 5.10.12, any costs related to providing security, crowd control, or other measures resulting from emergencies; and

5.9.18	any expenses, including, without limitation, legal, appraisal, administration and overhead expenses, incurred by the Landlord in obtaining or attempting to obtain a deduction of or to prevent an increase of any Real Estate Taxes.

5.10	Exclusions from Operating Costs – The following shall be excluded from Operating Costs:

5.10.1	depreciation of the Development (except as included in Section 5.9 above);

5.10.2	the cost of any structural repairs or structural replacements to the Development to the extent such costs are directly related to any inherent structural defect or weakness;

5.10.3	debt service costs;

5.10.4	without duplication, net rents payable by the Landlord to the Co-owners under the head lease referred to in Section 20.16 except for the amounts payable by the lessor thereunder in respect of costs which the Landlord would itself have incurred if the Landlord were the owner of the Development, including costs of the type described in Section 5.9;

5.10.5	inheritance, succession or transfer taxes or levies, any taxes on income or profits of the Landlord or the Co-owners, it being understood that taxes on capital and tax on large corporations are not part of such income or profits taxes or levies;

5.10.6	expenses incurred for work or services performed solely for a particular tenant(s) of the Building relating to premises leased by such tenant(s) which are not work or services normally supplied or furnished to other tenants of the Building or included in Operating Costs;

5.10.7	the cost of repairs necessary to remedy faulty workmanship or materials, or errors in the design of the major Building components;

5.10.8	the cost of replacing the curtain wall, notwithstanding Subsection 5.9.10 of this Lease;

5.10.9	the cost of maintaining, operating, repairing, administering or managing any conference facility or exercise facility which may, from time to time, be made available by the Landlord for use by the tenants of the Building; the Tenant shall pay for such facilities on an as-use basis only, unless otherwise agreed to between the parties hereto;

5.10.10	any recycling costs which are recovered by the Landlord from third parties as a result of having sold recycled refuse;

5.10.11	any land rent payable by the Landlord or the Co-owners pursuant to an emphyteutic or other underlying ground lease;

5.10.12	any costs related to providing security, crowd control or other emergency measures, arising from the operation of the Ice Amphitheater, the Bus Terminal, the Metro or the Retail Area;

5.10.13	any amounts recovered under warranties and guarantees;

5.10.14	any business taxes imposed on the Co-owners acting in their capacity as owners;

5.10.15	capital costs arising from major renovations to the Building or the depreciation thereof;

5.10.16	any fines or penalties or damages levied against or payable by, the Landlord, its servants, employees, agents, contractors, subcontractors, or those for whom the Landlord is in law responsible as a result of their fault or negligence;

5.10.17	any costs or expenses which are attributable to any other tenants in the Building excluding any coats which are imputed to premises in the Building used by the Landlord in connection with the operation and management of the Building;

5.10.18	original acquisition, original construction and original landscaping cost or costs of a capital nature arising from any addition to or of any expansion of the Building or the depreciation thereof;

5.10.19	consultant and professional fees not for the direct benefit of tenants of the Building;

5.10.20	costs of off-site personnel supervising the Building, which costs are not directly attributable to the operation and the administration of the Building;

5.10.21	any leasing commissions payable in respect of any premises of the Building;

5.10.22	any costs of any Landlord’s work in constructing, preparing or improving any premises for any tenants of the Building;

5.10.23	any costs or expenses incurred in older to induce a particular tenant to rent space in the Building (such as assuming former lease obligations for any such tenant, given such tenant an indemnity, leasehold allowance or rent abatement to induce it to lease, or purchasing of such tenant’s former building);

5.10.24	losses resulting from uncollectible debts in the nature of unpaid rent, taxes and/or operating expenses (including Net Rent, Real Estate Taxes and Operating Costs) by other tenants;

5.10.25	any advertising and/or publicity costs related to the promotion of the Building;

5.10.26	expenses incurred to supply services and/or maintenance to other tenants of the Building, which services and maintenance would not be available to the Tenant without additional payment;

5.10.27	any amount paid as salary, bonus or any form of remuneration paid to any person, except to the extent such person performs work directly in connection with the management and administration of the Building;

5.10.28	any costs or expenses incurred by the Landlord with respect to defaulting tenants in the Building; and

5.10.29	any costs related to the Parking Areas, the Storage Areas, the Ice Amphitheater, the Metro, the Bus Terminal or the Retail Areas or related to the Common Areas and Facilities to the extent they serve such areas.

5.11	Deductions from Operating Costs – The following shall be deducted from Operating Costs as determined pursuant to Section 5.9:

5.11.1	net insurance proceeds received by the Landlord to the extent (but only to the extent) that such proceeds reimburse the Landlord for costs of repair and replacement which have been charged as Operating Costs; and

5.11.2	net recoveries by the Landlord in respect of warranties or guarantees relating to the construction of the Building to the extent (but only to the extent) that the repair costs in respect of the work covered by such warranties or guarantees have been charged as Operating Costs.

5.12	Adjustment of Operating Costs – In computing Operating Costs, if less than one hundred percent (100%) of the Rentable Area of the Building is completed or occupied during any period for which a computation must be made, the items of Operating Costs which vary with the extent of the occupancy percentage and/or use of leasable premises in the Building, (including without limitation, cleaning costs, refuse removal costs and utilities costs) shall be increased to such an amount as, in the reasonable estimate of the Landlord, would be incurred if one hundred percent (100%) of the Rentable Area of the Building was occupied during that period. Such adjustment shall not increase the Tenant’s Proportionate Share of Operating Costs.

5.13	Estimates of Real Estate Taxes and Operating Costs – Without any representation or guarantee from the Landlord, the Real Estate Taxes and the Operating Costs for the calendar year 1995 are estimated at thirteen dollars and forty-five cents ($13.45) per square foot of the Rentable Area of the Premises, subject, however, to adjustments by the Landlord.

5.14	For the sake of clarity, it is agreed that the Tenant shall not be responsible for the payment of any income, profit, inheritance, succession or transfer taxes or levies, but that the Tenant shall be obliged to pay its Proportionate Share of the Landlord’s tax on capital and large corporations tax.

ARTICLE 6

6	PAYMENT OF MONIES

6.1	Payment of monies – All payments by the Tenant to the Landlord of whatsoever nature required or contemplated by this Lease shall:

6.1.1	be made when due hereunder at 1000 de La Gauchetière Street West, Montreal, Quebec, Mezzanine Level or at such other place in Canada as the Landlord may designate to the Tenant;

6.1.2	be applied towards amounts then outstanding hereunder in such manner as the Landlord determines; and

6.1.3	bear interest daily from the due date, at the rate per annum which is 3% above the Prime Rate.

If the Term of the Lease begins on any day of the month other than the first day, then the Net Rent and Additional Rent for such month shall be prorated and paid on a per diem basis, based upon the relevant Lease Year or Accounting Period as the case may be.

Subject to Section 19.7 hereof, the Tenant agrees to pay amounts due to the Landlord pursuant to the Lease without demand, compensation, reduction, or deduction whatsoever and regardless of any claims by the Tenant.

ARTICLE 7

7	INTENT OF LEASE

7.1	Net Lease – The Tenant acknowledges and agrees that it is intended that this Lease be an entirely net lease for the Landlord, except for the Landlord’s income taxes, it being understood that taxes on capital and tax on large corporations are not part of the Landlord’s income taxes. The Tenant shall alone be responsible for and pay all costs, charges, impositions and expenses of every nature and kind relating to the Premises and the Tenant’s share of the Surtax and the Tenant’s Proportionate Share of all costs, charges, impositions and expenses of every nature and kind relating to the Building, including such as may be incurred by or paid for by the Landlord on the Tenant’s behalf, save as expressly herein set forth.

ARTICLE 8

8	CONTROL AND OPERATION OF DEVELOPMENT BY LANDLORD

8.1	Control and operation of the Development – The Landlord, acting as a prudent landlord, shall have exclusive control of the Development and its management and operation. The Landlord may, alone or in conjunction with the Co-owners:

8.1.1	retain contractors and employ all personnel, including supervisory personnel and managers, that the Landlord consider necessary for the effective maintenance, repair, operation, administration or management of the Development;

8.1.2	temporarily obstruct or close off parts of the Development for the purpose of maintenance, repair, replacement or construction of any component or phase of Development;

8.1.3	make, modify and terminate agreements pertaining to the use, maintenance, repair, operation, administration and management of all or any part of the Development including the Municipal Agreements and agreements with the Co-owners; and

8.1.4	do and perform such other acts in and to the Development or its component parts as the Landlord determines to be advisable for the proper and efficient operation of the Development.

8.2	Right to Use Common Areas and Facilities – The Tenant shall be entitled, subject to the terms of the Lease, to the non-exclusive use of the Common Areas and Facilities.

8.3	Landlords’ Alterations – At any time, the Landlord may, acting as a prudent landlord, alone or in conjunction with the Co-owners:

8.3.1	dedicate or convey portions of the Development to a governmental or public authority or other Person and grant servitudes, rights-of-way, restrictive covenants or other interests in the Development and impose any charge with respect to the Development; and

8.3.2	construct in or adjacent to the Development such improvements as it deems appropriate in its absolute discretion and make alterations or additions to the Premises (to the extent permitted under the terms and conditions set forth in Article 18 hereof) and the Common Areas and Facilities, or permit any such action to be taken.

8.4	No Liability. Neither the exercise by the Landlord of its rights under this Article 8 nor any loss of enjoyment, noise, dust, vibration, reasonable amount of annoyance, or other consequences of repairs, maintenance, construction, alteration, expansion, reduction or reconstruction from time to time of the various parts or components of the Development or of improvements on adjoining properties shall entitle the Tenant to any reduction in Rent, result in any liability of the Landlord to the Tenant or in any other way affect this Lease or the Tenant’s obligations hereunder, or be deemed a constructive or actual eviction or a breach of any obligation of the Landlord for peaceable enjoyment contained in this Lease or constitute grounds for cancellation or termination of this Lease by the Tenant or for claim in damages, whether contractual or extra-contractual. However the Landlord shall act reasonably and diligently in effecting repairs, maintenance, construction, alteration, expansion, reduction or reconstruction.

ARTICLE 9

9	HVAC, UTILITIES AND OTHER SERVICES

9.1	Heating, Ventilation and Air-Conditioning

9.1.1	Subject to the following provisions, the Landlord shall provide and operate, during Business Hours, by means of equipment and systems, processed air in such quantities and at such temperatures as shall maintain in the Premises conditions of reasonable temperature and comfort as set-out in paragraphs 9.1.1.1 and 9.1.1.2 below.

The Landlord warrants to the Tenant that the ventilation and air conditioning system serving the perimeter areas of the Building which form part of the Premises shall operate twenty-four (24) hours per day, seven (7) days per week, and that the cost of same is included in Operating Costs. The central system, which serves the central zones of the Building, shall operate during Business Hours, and the cost of such operations is included in Operating Costs. Should the Tenant request the central zones of the Premises to be ventilated and air-conditioned outside of Business Hours, then the Tenant shall pay an hourly rate of fifty dollars ($50.00) per floor affected by said off-hours operations. Such rate shall increase by the same percentage as any increases in the commercial rate charged by Hydro-Quebec from time to time, after May 1, 1993.

Subject to causes beyond the Landlord’s reasonable control and the provisions hereof; the Landlord shall, at all times when the Landlord is obliged to do so in accordance herewith, maintain in the Premises, the following range of temperatures and relative humidity levels:

9.1.1.1	during the cooling cycle - The interior temperature should be maintained at 32º Celsius (72º Fahrenheit) (+/-2º F) with a maximum of fifty percent (50%) relative humidity level as long as the outside temperature does not exceed eighty-six degrees Fahrenheit (86ºF) during other hours. Above this temperature of 86ºF, the system will maintain a differential of fifteen degrees Fahrenheit (15ºF) between the outside and inside temperature at an average humidity of fifty-five percent (55%). After operating hours, the interior temperature should be maintained at seventy-four degrees Fahrenheit (74ºF) (+/-2ºF). The interior relative humidity will fluctuate in accordance with the conditions of the exterior temperature; and

9.1.1.2	during the heating cycle – The interior temperature should be maintained at 32º Celsius (72º Fahrenheit) (+/-2ºF) with a maximum of thirty percent (30%) relative humidity level in all climate conditions.

The obligations of the Landlord hereinabove shall be conditional upon the Tenant keeping all exterior windows closed at all times, the blinds fully drawn on all windows exposed to the sun during the cooling cycle, keeping all registers free from obstruction so as to permit proper circulation of air, and otherwise not overcrowding the Premises with people and electrical equipment.

9.1.2	The Landlord shall not be responsible for inadequate performance of the HVAC System:

(i) to the extent caused by any misuse, omission or negligent act of the Tenant, its employees, representatives or agents or to any construction, modification, improvement or installation done by or on behalf of the Tenant, the production by the Tenant of smoke, odors or contaminated air;

(ii) if the occupancy rate of the Premises exceeds one person to every 150 square feet of Rentable Area of the Premises on an open floor basis, or

(iii) if the Tenant does not keep the heating, ventilation or air-conditioning vents or air returns free and clear of all obstructions.

The Landlord shall not be liable for direct, indirect or consequential damages or damages for persona] discomfort of the Tenant’s employees, or servants, guests, clients or customers by reason of the operation or non operation of the HVAC system that is caused or is the result of circumstances or events contemplated in paragraphs (i), (ii) and (iii) of this Section, nor shall Rent abate during any such non operation. The Tenant acknowledges that it may take up to twelve (12) months from the Commencement Date to properly balance the heating, ventilating and air-conditioning.

9.1.3	In the event the Tenant has made changes or alterations in or to the Premises without the Landlord’s prior written consent, and if required by the Landlord, the interior office layout or partitioning of the Premises shall be modified by the Tenant, in order to secure maximum efficiency of the HVAC System serving the Premises. At all times during the Term and any renewal thereof, the Tenant shall comply with all the Rules and Regulations pertaining to the operation and regulation of the HVAC System within and serving the Premises, failing which the Landlord, after having given the Tenant at least five (5) days prior written notice of its intention, shall be entitled to take such steps as it deems advisable including, without limitation, entering upon the Premises and taking the necessary corrective action, and the Tenant will pay to the Landlord all costs incurred by the Landlord in so doing.

9.2	Electricity and Other Utilities

9.2.1	The Landlord will, subject to interruptions beyond its control, provide the Tenant electricity, water, sewage disposal and other utility services serving the Development. Such service will be provided in such quantities required for normal use for office tenants in the Building and shall be charged to the Tenant as Additional Rent. The Tenant shall not in any event overload the capacity of any such service. The Tenant shall not bring onto the Premises any installations, appliances or business machines which are likely to consume significant amounts of electricity or other utilities or which require special venting without the prior written consent of the Landlord which shall not be unreasonably withheld.

9.2.2	The Landlord shall, at the Tenant’s expense, replace building standard and, at the Tenant’s specific written request and expense, non-standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls in the Premises.

9.2.3	The cost of all utilities supplied to, used or consumed in respect of the Common Areas and Facilities will form part of Operating Costs.

9.2.4	For purposes of information only and without any guarantee or representation from the Landlord, the cost of the electricity consumed in the Premises is estimated for the calendar year 1992 at eighty cents ($0.80) per square foot of the Rentable Area of the Premises, subject, however, to adjustments. In no event shall the cost of electricity exceed the actual amount charged to the Landlord by Hydro-Québec or any other entity in replacement thereof.

9.3	Special Utilities and Excess Quantities - If the Tenant requests electricity, water, interior climate control or other utility services of a type or in quantities that exceed normal use from the standard provision of services to office tenants in the Building, the Landlord may supply such special utilities or excess quantities if the Landlord determines, in its sole discretion, that the provision of such special utilities or excess quantities is within the capacity of the Building Systems, would not adversely affect the operation, aesthetics or structure of any part of the Development, would not reduce the efficiency of the existing utility services supplied to other tenants or parts of the Development and is otherwise feasible. The Tenant will pay to the Landlord all costs of providing such special utilities or excess quantities. Such costs shall be determined by the Landlord and the Landlord may use an Expert to assist it in determining such costs. The Landlord may discontinue the provision of any such special utilities or excess quantities at any time if this becomes necessary to maintain or provide an equitable standard of service to all tenants or parts of the Development.

9.4	Meters – The Tenant covenants to pay for the capital costs and the costs of installation and maintenance of any and all meters which may be reasonably required, in the Premises for the purpose of determining and measuring any utility (including electricity and water) consumed in the Premises.

9.5	Janitorial Services - The Landlord shall provide janitorial services to the Premises and shall, at the Tenant’s expense, clean and maintain all curtains, carpets, rugs or drapes of any kind in the Premises. The Landlord will endeavor to obtain bonded janitorial staff, if generally available, provided that in no event unless negligent will the Landlord be liable for any act or omission of any Person employed or engaged by the Landlord to provide such services, or for any loss thereby sustained by the Tenant, its agents, officers, employees, customers, guests, licensees or any other Person who may be upon the Premises. The Tenant shall not engage any Person to provide janitorial services to the Premises without the written approval of the Landlord. The Tenant shall grant access necessary for the performance of the janitorial services and shall leave the Premises in a reasonably tidy condition at the end of each day to permit the performance of such services.

9.6	Additional Services of the Landlord - The Tenant shall pay to the Landlord the costs of all services provided, at the Tenant’s request, by the Landlord or its agent to the Tenant, other than services supplied by the Landlord and charged as Operating Costs. Such services shall be reasonable in the circumstances and shall be competitive with those charged by other landlords of similar buildings in downtown Montreal and shall include, without limitation:

9.6.1	services performed at the Tenant’s request including, without limitation, heating, ventilating and air-conditioning services exceeding normal use or replacement of standard or non-standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls, special utilities or excess quantities of utilities, maintenance, repair, special janitorial or cleaning services, construction after the Commencement Date of Leasehold Improvements (except ax provided in the Lease), and electrical or other services provided exceeding normal use;

9.6.2	services provided at the Landlord’s reasonable discretion including, without limitation, supervising and approving any work performed pursuant to Article 11 (at the cost provided in Subsection 11.3.1 under the title Management and supervision fees), operating elevators for the sole benefit of the Tenant and supervising the movement of furniture, equipment, freight and supplies for the Tenant; and

9.6.3	the performance by the Landlord for the account of the Tenant of one or the other of the Tenant’s obligations set forth herein and for which the Tenant is in default; nothing herein shall, however, oblige the Landlord to perform any such obligations.

Notwithstanding the foregoing, the Tenant agrees to pay all other costs and expenses which are its responsibility under this Lease and which are related, in some way or another, to the services hereinabove described.

9.7	Services by Other Persons - The Tenant shall be solely responsible for obtaining all services used or consumed in or provided to the Premises by Persons other than the Landlord, including, without limitation, telephone and other communications services, and shall pay all costs related thereto. In no event will the Landlord, unless negligent, be responsible for any failure or interruption in the supply of such services by Persons other than the Landlord.

9.8	Signs – The Tenant shall provide the Landlord with the Tenant’s corporate signage conforming to Development standards (which signage shall be approved in writing by the Landlord) which the Landlord will install, at the Tenant’s expense, at a location in proximity to those entrances to the Promises designated by the Tenant and approved by the Landlord and which shall also be installed in the elevators identifying the floors where the Premises are situated. Save as permitted as aforesaid, the Tenant shall not erect, affix, install or maintain signs, lettering, identification or any promotional or other written materials visible from the exterior of the Building or from any interior Common Areas and Facilities. If any signs, lettering, identification or any promotional or other written materials shall be used, painted or affixed by the Tenant on or to any part of the Building or of the Development, except as aforesaid, then the Landlord or its agents shall be at liberty to remove any such signs, lettering, identification or any promotional or other written materials and, if necessary, to enter the Premises for such purpose, and the Landlord’s costs and expenses of so doing and the cost of repairing any damages resulting therefrom, together with an administration fee of fifteen percent (15%) of such costs and expenses, shall be payable by the Tenant to the Landlord as Additional Rent.

9.9	Identification - Provided the Tenant is not in default pursuant to the Lease or, if in default, any period provided for remedying such default has not expired, and further provided the Tenant has not sublet more than ten thousand (10,000) square feet in Space “A” or assigned the Lease to any third party, whether or not an Affiliate of the Tenant and subject to compliance with all applicable by-laws of the City of Montreal, the Tenant shall be entitled to place its corporate name on one (1) position of the Building’s shared exterior monument. Such signage shall be installed by the Landlord at the Tenant’s expense, after same has been approved in writing by the Landlord, and shall conform to the Landlord’s standards. The Landlord further agrees to use all of its reasonable efforts to offer the Tenant a position on the exterior monument which is satisfactory to the Tenant. It is expressly understood that nothing contained in this Section 9.9 shall be deemed as an obligation on the part of the Tenant to have signage on said exterior monument. In addition to the foregoing, should the Tenant decide that it does not wish to avail itself of this signage right during the first twelve (12) months of the Term, or should the Tenant wish to have its name removed from the exterior monument, then the Tenant shall be deemed to have renounced its rights pursuant to this clause and the Landlord shall have no further obligations with respect to the granting of such signage.

9.10	Naming Rights - Provided the Tenant is not in default pursuant to the Lease or, if in default, any period provided for remedying such default has not expired and further provided the Tenant and its affiliates at all times occupy at least seventy-five (75) percent of Space “A”, the Landlord agrees not to name the Building after any third party whose principal line of business is telecommunications. Notwithstanding the foregoing, nothing contained herein shall be deemed to limit or restrict, in any way, the Landlord’s right to lease space in the Building to any third party whose principal line of business is telecommunications.

9.11	Directory Board - The Landlord shall install an electronic directory board in the lobby of the Building identifying tenants of space in the Building and said directory board shall, at all times, be of a type which is befitting of similar first-class buildings of comparable age in downtown Montreal. At the time the Tenant takes occupancy of the Premises, the Landlord shall place, at no expense to the Tenant, the name of the Tenant onto such directory in a form and style conforming to Building standards.

9.12	Energy Conservation - The Tenant shall comply with any practices or procedures that the Landlord, at its option or as required by any governmental or public authority, may from time to time introduce to conserve or to reduce consumption of energy or to reduce or control other Operating Costs in accordance with governmental regulation or guidelines and shall pay as Additional Rent, forthwith upon demand, the cost of the additional energy consumed by reason of non-compliance as determined by the Landlord and the Landlord may use an Expert to assist it in making such determination. The Tenant shall also, within the period of time specified by the Landlord, convert to whatever system or units of measurement of energy consumption the Landlord may, at its sole discretion, from time to time adopt.

9.13	Services Not Supplied – In no event shall the Landlord be responsible for any interruption in the furnishing of any service or additional service whatsoever, nor shall there be any compensation, diminution or abatement of Rent as a result thereof except for fault of Landlord or Landlord’s agent or employee. The Landlord reserves the right to stop the use or supply of any services when made necessary by reason of accident or malfunction or during any repairs, improvements or alterations thereto which the Landlord may deem necessary or desirable, upon not less than forty-eight (48) hours prior written notice, except in cases of emergency. No such stoppage, however, shall substantially interfere with the use and enjoyment of the Premises. In addition, the Landlord shall reinstate such use and supply with all reasonable diligence.

ARTICLE 10

10	USE OF PREMISES

10.1	Permitted Business - The Premises shall be used for the purpose of first-class office accommodations and for no other purpose whatsoever, it bring understood that such use shall not in any way conflict with the prohibitions set forth herein nor with any prior right of exclusivity granted to other tenants of the Building.

10.2	Prohibited Activities by Tenant – The Tenant acknowledges and agrees that it shall conduct its business in the Premises as a prudent tenant. Without limiting the generality of the foregoing, the Tenant will not use or permit or suffer the use of the Premises, or any part thereof, for any of the following businesses or activities:

10.2.1	any business which, because of the merchandising methods or quality or operation likely to be used, would, in the reasonable opinion of the Landlord, tend to lower the character of the Building;

10.2.2	any illegal or fraudulent practice;

10.2.3	subject to the last paragraph of this Section 10.2, any business or activity in respect of which the Landlord has previously granted a “non-competition” or “exclusive” provision in other leases or offers to lease entered into by the Landlord and the Landlord has given the Tenant written notice of such provisions. Upon receipt of such notice from the Landlord, the Tenant shall immediately discontinue such use, failing which the Landlord shall have the right to terminate this Lease by written notice, without prejudice to any of its other rights and recourses. The Tenant agrees to indemnify and save the Landlord harmless against and from any actions or claims and for all costs and expenses in connection therewith; or

10.2.4	any business or activity which constitutes a nuisance or which is offensive or an annoyance to the Landlord or other occupants of the Development,

Notwithstanding anything to the contrary contained in this Article 10, it is agreed that any exclusivity granted to other tenants of the Building shall not, in any way, limit or affect the permitted use of any part of the premises located on the 11th, 12th, 13th, 36th, 37th, 38th and 39th floors of the Building (or any premises in which the Tenant or any of its Affiliates is relocated by the Landlord in accordance with the Lease) by the Tenant or any of its Affiliates. It is expressly agreed, however, that in no event shall the Tenant be permitted to use the Premises for the purposes of any deposit taking activities. The Landlord furthermore warrants that, as of the Commencement Date, there is no existing exclusivity restricting the Tenant’s present business activities on any of the Tenant’s floors or on any floors upon which the Tenant has been granted expansion rights and that it will not grant any such exclusivity in the future without the Tenant’s prior written consent.

10.3	Compliance with Applicable Laws – The Tenant shall, at its sole cost and expense, promptly comply with and conform to all Applicable Lows affecting the Premises or the Leasehold Improvements therein. If any obligation to modify, extend, alter or replace any part of the Premises or any Leasehold Improvement, trade fixtures, furniture or equipment in the Premises is imposed upon the Landlord, the Landlord may at its option either do the necessary work, at the expense of the Tenant, or forthwith give notice to the Tenant to do such work within the requisite period of time and the Tenant shall thereupon do such work within the requisite period of time. The Tenant shall pay to the Landlord, forthwith upon demand, the costs of any work done by the Landlord together with an administration fee in accordance with the following:

10.3.1	where the total cost of the work is ONE HUNDRED THOUSAND DOLLARS ($100,000.00) or less, fifteen percent (15%) of the cost;

10.3.2	where the total cost of the work is more than ONE HUNDRED THOUSAND DOLLARS ($100,000.00) and less than TWO HUNDRED THOUSAND DOLLARS ($200,000.00), ten percent (10%) of said cost; and

10.3.3	where the total cost of the work is TWO HUNDRED THOUSAND DOLLARS ($200,000.00) or more, seven and one half percent (7 1/2%) of said cost.

Without limiting the generality of the foregoing, the Tenant shall comply with the requirements of any authorities having jurisdiction to obtain a permit or licence in order for the Tenant to perform any such work in the Premises as permitted by Article 10 hereof. The Landlord warrants that, as of the Commencement Date, the Premises and the Leasehold Improvements therein comply with Applicable Laws.

10.4	Compliance with Rules and Regulations – The Tenant shall comply and cause every Person over whom it has control to comply with the Rules and Regulations. The Landlord shall have the right during the Term to make any and all reasonable amendments, deletions or additions to such Rules and Regulations. The Rules and Regulations, together with any amendments of which notice shall have been given to the Tenant, shall be deemed to be part of this Lease, provided that, in the event of a conflict with any other provisions of this Lease, the other provisions of this Lease shall govern. The Landlord shall not be liable towards the Tenant for damages resulting from the failure by other tenants in the Building to comply with the Rules and Regulations. The Landlord shall apply the Rules and Regulations in a non-discriminatory manner.

10.5	Disfiguration, Overloading, Dangerous Materials – The Tenant shall not commit, do or suffer any waste, damage, disfiguration or injury to the Premises and shall not permit or suffer any overloading of the floors thereof or the bringing into any part of the Development, including the Premises, of any articles or fixtures that by reason of their weight, use or size might damage or endanger the structure or any of the Building Systems.

In addition, the Tenant shall not bring into or store in the Premises any inflammable liquid or dangerous or explosive materials. Furthermore, the Tenant warrants that it will not store in the Premises: cleaners, solvents or other chemicals or any other matter which may be considered as pollutants or contaminants or as hazardous wastes under any Applicable Laws. The Tenant shall indemnify and hold the Landlord harmless from all losses, liabilities, damages, costs, expenses and claims of any kind whatsoever resulting from any breach of the foregoing obligation, including, without limitation, any seepage, spillage, discharge or misuse of any cleaner, solvent or chemical, pollutant, contaminant or hazardous waste and hereby undertakes to immediately repair any such damage at its expense and to restore the Premises, the Building or the Development or any portion thereof damaged by such seepage, spillage, discharge, misuse or other cause, to their original condition, less ordinary wear and tear,

10.6	Tenant’s Continuous Operation - Subject to Unavoidable Delay and to the Tenant’s right to sublet the Premises, the Tenant shall operate continuously in the Premises, throughout the Term.

However, in respect to Spaces “A” to “F” inclusively, after the earlier of (i) ninety-five percent (95%) initial lease-up of the office portion of the Building (on the basis of rentable area) or (ii) in each case, the end of the second year of the Term for each of Spaces “A” to “F” inclusively, and provided the Tenant is not then in default under the Lease and provided the Tenant meets its financial obligations herein, the Tenant shall not be required to operate its business in Spaces “A” to “F” inclusively.

10.7	Window Coverings – The Tenant will comply with the Landlord’s scheme of building standard window covers for the windows of the Development and will not use any drapes or curtains other than those approved in writing by the Landlord. The Tenant shall abide by any reasonable regulation as to the use or manner of operation of said covers.

10.8	Remedial Action – If the Tenant is in breach of any of the provisions of this Article 10, the Landlord, upon giving the Tenant reasonable notice (provided that such notice period shall not exceed ten (10) days and that no notice shall be required in the event of an emergency), may, in addition to any other remedies that it may have hereunder, enter upon the Premises and take such remedial action as it deems necessary to remedy the breach and repair any damage caused thereby and the Tenant shall pay to the Landlord, forthwith upon demand, the Landlord’s costs incurred in connection therewith together with an administration fee equal to fifteen percent (15%) of such costs, as Additional Rent, the whole without the Landlord being considered guilty of trespassing or becoming subject to any prosecution or becoming liable for any loss or damage which may be occasioned thereby notwithstanding any statute or law to the contrary.

ARTICLE 11

11	MAINTENANCE, REPAIR AND ALTERATIONS

11.1	Maintenance by Landlord

11.1.1	Subject to Article 14, the Landlord shall at all times throughout the Term, but subject to the provisions of this Article, effect, at its cost, all structural repairs and structural replacements to the Building. Throughout the Term, the Landlord shall, subject to Unavoidable Delay, and subject to the obligations of the Tenant to repair pursuant to this Lease and of other tenants of the Building to repair pursuant to their respective leases and the provisions of this Article, see that the Building including, but not limited to, the drains, plumbing, heating, air-conditioning, washrooms, elevators, duets, telephone closets, janitors closets, stairways, lighting of public areas, electrical and security systems, if any, shall be in good and substantial state of repair and in good working order (subject to normal wear and tear).

11.1.2	If any repairs or any alterations to the Development or Building Systems are requited by any Applicable Laws solely due to the business carried on by the Tenant, then the full cost of such repairs or alterations shall be paid by the Tenant, forthwith upon demand, to the Landlord. In carrying out repairs, maintenance or replacements, the Landlord need not use the same material or equipment used originally.

11.1.3	If the Tenant fails to carry out any maintenance, repairs or work required to be carried out by it under this Lease to the reasonable satisfaction of the Landlord, the Landlord may at its option upon giving the Tenant reasonable notice (provided that such notice period shall not exceed live (5) days and that no notice shall be required in the event of an emergency) carry out such maintenance, repairs or work without any liability for any resulting damage to the Tenant’s property or business, except for those resulting from the Landlord’s fault or negligence. The costs incurred by the Landlord to carry out any such maintenance, repairs or work shall be payable by the Tenant to the Landlord on demand, together with an administrative fee equal to fifteen percent (15%) of such costs, as Additional Rent.

11.2	Maintenance by Tenant – The Tenant shall, at its sole cost, maintain and repair the Premises and all Leasehold Improvements therein to a standard consistent with a first class office building, with the exception only of those repairs which are the obligation of the Landlord under this Lease and the Tenant shall make all needed repairs and replacements thereto, the whole with due diligence and dispatch. The Landlord, upon a 24-hour notice (except in the ease of an emergency in which event no notice shall be required), may enter the Premises at all reasonable hours to view their condition and the Tenant shall maintain and repair to the extent of its obligations, according to notice in writing from the Landlord.

11.3	Tenant’s Alterations

11.3.1	After completion of the Tenant’s Leasehold Improvements, the Tenant shall not without the prior written approval of the Landlord, make any alterations, additions, improvements, repairs or replacements to the Premises. However, the approval of the Landlord shall not be required in connection with decorating and housekeeping in the Premises. The Tenant shall not be required to pay any administration fees with respect to plans which are prepared by the Landlord’s engineers. The Tenant shall, at the time of its application for such consent, provide such plans, specifications and designs in such detail as the Landlord may reasonably require. Subject to the foregoing, the Tenant shall pay as Additional Rent, forthwith upon demand, direct costs incurred by the Landlord in connection with the examination by professionals of such application, plans, specifications and designs.

The Tenant shall incorporate the reasonable changes required by the Landlord into such plans, specifications and designs and resubmit them for approval. The Tenant shall not apply for a building permit prior to receiving the Landlord’s prior written approval of the plans, specifications and designs.

Management and supervision fees – If, under circumstances other than those contemplated under Section 10.4, the Tenant wishes to make alterations, additions, repairs, improvements or replacements to the Premises at any time after the completion of the initial Leasehold Improvements, the Tenant may, at its discretion, either request the Landlord to act as project manager to coordinate and supervise all work performed, or the Tenant may itself carry out, or mandate a third party to carry out, said work in accordance with the provisions of this Section 11.3,

Should the Landlord be requested to act as project manager, the Tenant shall pay the Landlord a fee for performing such duties in accordance with the following:

11.3.1.1	where the total cost of the work is ONE HUNDRED THOUSAND DOLLARS ($100,000.00) or less, fifteen percent (15%) of the cost;

11.3.1.2	where the total cost of the work is more than ONE HUNDRED THOUSAND DOLLARS ($100,000.00) and less than TWO HUNDRED THOUSAND DOLLARS ($200,000.00), ten percent (10%) of said cost; and

11.3.1.3	where the total cost of the work is TWO HUNDRED THOUSAND DOLLARS ($200,000.00) or more, seven and one half percent (7 1/2%) of said cost.

Should the Tenant elect to carry out its own alterations and/or improvements, the Tenant shall pay the Landlord a fee equal to seven and one half percent (7 1/2%) of the cost of said work.

11.3.2	All the Tenant’s alterations, additions, improvements, repairs and replacements after the completion of the Tenant’s Leasehold Improvements shall be performed;

11.3.2.1	at the sole cost of the Tenant;

11.3.2.2	by contractors and workmen approved by the Landlord, provided that if the alterations, improvements, repairs or replacements would affect any of the structural components of the Building or of the Development, exterior walls or roofs of the Building or any of the Building Systems or the status of any warranties on such systems or the aesthetics of the Building or are installed outside of the Premises or are within the Premises but are part of the Common Areas and Facilities, such work shall, at the option of the Landlord, be performed at the Tenant’s cost by the Landlord or by contractors and workmen designated by the Landlord in its sole discretion provided the cost quoted by such contractors is competitive;

11.3.2.3	in a good and workmanlike manner;

11.3.2.4	in accordance with the plans, specifications and designs approved by the Landlord at the cost of the Tenant;

11.3.2.5	in accordance with all Applicable Laws and reasonable requirements of the Landlord’s insurers;

11.3.2.6	subject to the regulation, supervision, control and inspection of the Landlord; and

11.3.2.7	subject to such indemnification against legal hypothecs and expenses as the Landlord may require.

11.3.3	If the Tenant contravenes the provisions of Article 11 hereof, the Tenant shall be liable to the Landlord for any damages or injury caused to the Development or any part thereof or for the voiding of any warranties affecting systems or components of the Development or any work required to remedy such act.

11.4	Repair Where Tenant at Fault – Notwithstanding any other provisions of the Lease, if any part of the Building Systems or any part of the Development is damaged or destroyed or requires repair, replacement or alteration as a result of the act or omission of the Tenant, its employees, agents, contractors, guests, licensees or other Person for whom it is in law responsible, the Tenant shall reimburse to the Landlord, forthwith upon demand, the cost of the resulting repairs or alterations, together with an administrative fee equal to fifteen percent (15%) of such costs as additional rent, except where the risk is insured.

11.5	Removal of Improvements and Fixtures – Upon the expiration or earlier termination of the Lease or any renewal thereof, the Tenant shall surrender the Premises to the Landlord in as good a condition and repair as the Tenant is required to maintain throughout the Term but shall not remove nor be obliged to remove any of the Leasehold Improvements, which Leasehold Improvements shall be deemed to have become the property of the Landlord without any compensation therefor. Provided the Tenant is not then in default pursuant to the Lease, upon termination of the Term or any renewal thereof, the Tenant may, at its expense, remove from the Premises any moveables which are the property of the Tenant and the Tenant agrees to repair all damages to the Premises as a result of such removal. Should the Tenant not effect the aforesaid repair, the Landlord shall be entitled to effect such repairs and the Tenant shall be obliged to pay to the Landlord all costs and expenses incurred by the Landlord in respect thereof, together with an administrative fee equal to fifteen percent (15%) of such costs and expenses, such obligations surviving the termination of this Lease.

11.6	Privileges – The Tenant shall promptly pay for all materials supplied and work done in respect of the Premises so as to ensure that no privilege is registered against any portion of the Development. If a privilege is registered against the Development or any part thereof as a result of work or services performed by or on behalf of the Tenant or as a result of any materials supplied to the Tenant, then, in such event and in addition to any other right or remedy of the Landlord, the Landlord, subject to the next following sentence of this Section 11.6, may, but shall not be obliged to, on not less than ten (10) days prior written notice to the Tenant, discharge the same by paying the amount claimed directly to the Secured Creditor and the amount thus disbursed and all expenses of the Landlord including legal fees shall become immediately due and payable by the Tenant to the Landlord, as Additional Rent. Notwithstanding the foregoing, the Tenant may contest the validity or amount of any such privilege, provided it is effected in good faith and with due diligence and provided further that the Tenant gives to the Landlord security in the amount and of the nature determined by the Landlord, the whole subject to the consent and any and all requirements of the Secured Creditor. The Tenant agrees to indemnify the Landlord against all claims, demands, losses, damages, privileges, lawsuits or other proceedings by whomsoever made and of whatever nature, and with respect to all costs and expenses incurred by the Landlord in any proceedings brought by anyone against the Landlord alone, or with others, or against the Development, or taken by the Landlord for or in respect of the work, labour, services or material, supplied to or for the Tenant.

11.7	Notice to Landlord – The Tenant shall promptly notify the Landlord of any accident, defect, damage or deficiency which occurs or exists or any repair required in any part of the Premises, the Building Systems within the Premises or the Common Areas and Facilities located on the floor(s) on which the Premises are located and which comes to the attention of the Tenant.

11.8	No Encumbrances on Leasehold Improvements, Equipment and Trade Fixtures – All equipment and trade fixtures which have been installed by the Tenant upon the Premises shall be owned by the Tenant. The Tenant shall not pledge, encumber or hypothecate the Leasehold Improvements or its equipment trade fixtures or inventory.

ARTICLE 12

12	INSURANCE, LIABILiTy AND INDEMNITY

12.1	Tenant’s Insurance – The Tenant shall effect and maintain during the Term:

12.1.1	“all risk” insurance upon all property owned by the Tenant or for which the Tenant is legally liable, or installed by or on behalf of the Tenant and which is located in the Premises including, without limitation, Leasehold Improvements, trade fixtures, furniture and equipment in the Premises in an amount not less than the full replacement cost thereof;

12.1.2	when applicable, broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the full replacement value plus costs related to the replacement of all property outlined in Subsection 12.1.1 and of all boilers, pressure vessels, heating, ventilating and air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Premises, or relating to or serving the Premises;

12.1.3	comprehensive general liability insurance, including, but not limited to, public liability, bodily injury (including death), personal injury liability, property damage, contractual liability, non-owned automobile liability and contractor’s protective insurance coverage, all on an occurrence basis with respect to the use, occupancy, activities or things on the Premises and with respect to the use and occupancy of any other part of the Development by the Tenant or any of its employees, agents, contractors or persons for whom the Tenant is in law responsible, with coverage in an amount not less than five million dollars ($5,000,000) for each occurrence or such higher amounts as the Landlord may reasonably require and as shall be required by prudent landlords of first-class office buildings in downtown Montreal;

12.1.4	business interruption insurance for a minimum period of twenty-four (24) months in an amount that will reimburse the Tenant for direct or indirect loss of earnings and extra expense attributable to all perils insured against in Subsections 12.1.1 to 12.1.3 or attributable to prevention of access to the Premises or the Development as a result of any of such perils including, but not limited to the cost of moving in and out of alternative premises, and Additional Rent;

12.1.5	“all risk” tenant legal liability insurance in amounts not less than the full replacement cost of the Premises; and

12.1.6	any other form of insurance that the Landlord or any Secured Creditor may reasonably requite from time to time in form, amounts and for insurance risks acceptable to the Landlord, acting reasonably and which are generally requited by prudent landlords of first-class office buildings in downtown Montreal, and any Secured Creditor.

12.2	Intent – The intent of Section 12.1 is to guarantee that the Tenant insures the Premises, the business activities, any equipment, accessory and all persons making use of the Premises. These insurances by the Tenant shall always be primary in any occurrence and the Landlord’s insurance contained in Section 12.4 be secondary;

12.3	Form and Scope of Policies

12.3.1	Within five (5) days prior to the Commencement Date, and no later than thirty (30) days from the end of the Fixturing Period, the Tenant shall verbally inform the Landlord of its insurers. The Tenant shall provide to the Landlord with certificates evidencing such insurance.

Each policy requited pursuant to Section 12.1 shall be in form and with insurers acceptable to the Landlord, acting reasonably, and shall contain the standard mortgage clause as may be required by the Secured Creditor. The insurance described in Subsections 12.1.1, 12.1.2 and 12.1.4 shall name as an additional insured the Landlord, the Co-owners and, if required by the Secured Creditor, the Secured Creditor and anyone else with an insurable interest in the Development from time to time designated in writing by the Landlord. All policies shall contain, as applicable, provisions for cross-liability and severability of interests as between the Co-owners, the Landlord and the Tenant, and a waiver of any rights of subrogation which the insurer may have against the Landlord, the Secured Creditor and those for whom the Landlord is in law responsible whether the damage is caused by the act, omission or negligence of the Landlord or such other Persons.

12.3.2	The insurance described in Subsections 12.1.1 and 12.17 shall provide that any proceeds recoverable in the event of damage to Leasehold Improvements shall be payable to the Landlord. The Landlord agrees to make available such proceeds toward repair or replacement of the insured property if this Lease is not terminated pursuant to any other provision of this Lease.

12.3.3	Each policy required pursuant to Section 12.1 shall provide that the insurer must notify the Landlord and any Secured Creditor indicated therein in writing at least thirty (30) days prior to any material change or cancellation or termination thereof and that the policy shall not be invalidated in respect of the interests of the Landlord and any Secured Creditor by reason of any breach or violation of any warranties, representations, declarations or conditions contained in such policies, and the policy will be considered as primary insurance and shall not call into contribution any other insurance that may be available to the Landlord.

12.3.4	The Tenant shall furnish to the Landlord, prior to the commencement of the Term, in a form reasonably acceptable to the Landlord, certificates of insurance evidencing that each policy required by Section 12,1 has been obtained, or, if required by the Landlord or the Secured Creditor, certified copies of each such insurance policies. Upon receipt of written request therefor, the Tenant shall provide written evidence of the continuation of such policies not less than thirty (30) days prior to their respective expiry dates. The cost or premium for each and every such policy shall be paid by the Tenant. If the Tenant fails to maintain such insurance the Landlord shall have the right, on fifteen (15) days notice to the Tenant, but not the obligation, to do so, and to pay the cost or premium therefore, and in such event the Tenant shall repay to the Landlord in full the total costs incurred, as Additional Rent, forthwith on demand the amount so paid. The acquisition and maintenance by the Tenant of the insurance policies as defined pursuant to Section 12.1 shall in no manner whatsoever limit or restrict the liability of the Tenant under this Lease.

12.3.5	All insurances taken by the Tenant shall stipulate that they are “prime” for the insured risk covered therein. Only after the full coverage is exhausted by such policies, shall the Landlord’s insurance come into force.

12.4	Landlord’s Insurance – The Landlord shall maintain, throughout the Term, such types of insurance coverage on the Development (excluding the obligations of the Tenant specified in Section 12.1) and in such amounts and with such deductibles as the Landlord may determine from time to time or as may be required by the Secured Creditor. Without limiting the generality of the foregoing, the Landlord shall maintain comprehensive general liability insurance with respect to the use and occupancy of the Development (coverage to include the activities and operations conducted by the Landlord in the Development and any person performing work on behalf of the Landlord and those for whom the Landlord is, in law, responsible in any other part of the Development), for each occurrence involving bodily injury, death or property damage in such amounts and on such terms and conditions and with such deductibles a» the Landlord may from time to time determine. In addition, the Landlord shall obtain and maintain insurance coverage against major repairs or replacements to the Building. The Tenant agrees that the cost of all insurance maintained by the Landlord will be included in Operating Costs.

Notwithstanding the foregoing provisions of this Section 12.4, the Landlord shall maintain in respect of the Development insurance coverage consistent with that carried by prudent landlords of first-class office buildings in downtown Montreal.

Notwithstanding any contributions by the Tenant to the cost of insurance herein provided, the Tenant shall not have any interest in the insurance carried by the Landlord.

12.5	Insurance Risk – The Tenant shall not do, omit to do, or permit to be done or omitted to be done upon the Premises anything that may contravene or be prohibited by any of the Landlord’s insurance policies in force from time to time covering or relevant to any part of the Development or which would prevent the Landlord from procuring such policies with companies acceptable to the Landlord. If the occupancy of the Premises, the conduct of business in the Premises or any acts or omissions of the Tenant in the Premises or any other portion of the Development causes or results in any increase in premiums for any of the Landlord’s insurance policies, the Tenant shall pay any such increase, as Additional Rent upon receipt of an invoice of the Landlord for such additional premiums. The Landlord warrants that normal use of the Premises for the purposes permitted by this Lease does not and shall not contravene or be prohibited by any of the Landlord’s insurance policies covering or relevant to any part of the Development, nor does or shall such normal use cause any increase in premiums for any such insurance.

12.6	Indemnity by Tenant – The Tenant shall indemnify and save harmless the Landlord and the Co-owners against any and all claims, actions, damages, losses, liabilities and expenses (including, without limitation, those in connection with bodily injury (including death), personal injury or damage to property) arising from or as a result of this Lease, or any occurrence in, upon or at the Premises or out of the occupancy or use by the Tenant of the Premises or any other part of the Development or occasioned wholly or in part by any act or omission of the Tenant, its representatives, employees, agents, contractors or due to or arising out of any breach by the Tenant of this Lease. If the Landlord and/or the Co-owners should be made a party to any such litigation commenced by or against the Tenant (other than litigation commenced by the Tenant against the Landlord to enforce the Landlord’s obligations under this Lease), then the Tenant shall defend, protect, indemnify and hold the Landlord and/or the Co-owners harmless and shall pay all costs and expenses and legal fees incurred or paid by the Landlord and/or the Co-owners in connection with such litigation.

12.7	Landlord’s Employees – It is agreed that every indemnity, exclusion or release of liability and waiver of subrogation contained in this Lease for the Landlord’s benefit shall extend to and benefit all of the Landlord’s employees, servants, agents and those for whom the Landlord is in law responsible (collectively referred to in this Section 12.7 as “Landlord’s Employees”) solely for such purpose, and to the extent that the Landlord expressly chooses to enforce the benefits of this Section 12.7 for Landlord’s Employees, it is agreed that the Landlord is the agent for Landlord’s Employees.

12.8	Tenant’s Employees – It is agreed that every indemnity, exclusion or release of liability and waiver of subrogation contained in this Lease for the Tenant’s benefit shall extend to and benefit all of the Tenant’s employees, servants, agents and those for whom the Tenant is in law responsible (collectively referred to in this Section 12.8 as “Tenant’s Employees”) solely for such purpose, and to the extent that the Tenant expressly chooses to enforce the benefits of this Section 12.8 for Tenant’s Employees, it is agreed that the Tenant is the agent for Tenant’s Employees.

ARTICLE 13

13	LIMITATION OF LIABILITY

13.1	Limitation of Liability – The Co-owners, the Landlord, their representatives, agents, employees and other Persons for whom the Co-owners and the Landlord are legally responsible shall not be liable for:

13.1.1	damage to or destruction or loss of any property of the Tenant entrusted to the care or control of the Co-owners or the Landlord or any of their representatives, agents, employees or managers, or damage or destruction to the Premises (including Leasehold Improvements) or any property in or upon the Premises; or

13.1.2	any bodily injury (including death), personal injury, damages for personal discomfort or illness or consequential injury or damage (including, without limitation, loss of business income) sustained by the Tenant or any of its agents, officers, employees, customers, guests or licensees or any other Person who may be in or upon the Premises or any other part of the Development;

if not caused by their negligence or fault or caused by, the operation, interruption of utilities or other beyond Landlord’s control or breakdown of any of the Building Systems or services to be provided by the Landlord under Article 9 including, without limitation, electricity interruption, falls or surges, or any act or omission of any other Person, including without limitation, any other tenant or occupant of space in the Development or property adjacent thereto or by the public. Without limiting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Premises or from pipes, appliances, plumbing works, roof, subsurfaces of any floor or ceiling slab or from the street or any other place or by dampness or by any other cause whatsoever, except where ore caused by the Landlord’s fault or negligence. All property kept or stored on the Premises shall be so kept and stored on the Premises at the risk of the Tenant only and the Tenant shall indemnify the Landlord and save it harmless from any claims resulting or arising out of any damages to the same, including, without limitation, any subrogation claims by the Tenant’s insurers.

ARTICLE 14

14	DAMAGE BY FIRE; OR OTHER CASUALTY

14.1	Damage to Premises – Subject to the provisions of Section 14.2 hereof, in the event the Premises are at any time during the Term destroyed or damaged by fire or other casualty, then:

14.1.1	if in the opinion of the Architect, the damage or destruction is such that the Premises are rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy them, and if in either event the damage or destruction, in the opinion of the Architect, cannot be repaired with reasonable diligence within one hundred and eighty (180) days from the happening of such damage or destruction, then the Landlord shall give notice to this effect to the Tenant within sixty (60) days of the happening of such damage or destruction, to which notice shall be attached the written opinion of the Architect. The Tenant or the Landlord may, within thirty (30) days next succeeding the giving of the aforesaid notice terminate the Lease by giving notice to the other party of such termination, in which event the Term of this Lease shall cease and be at an end as of the date of such destruction or damage, the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and be paid in full to the date of such destruction or damage and the Tenant shall forthwith surrender and yield up possession of the Premises and within ninety (90) days of receipt of notice from the Landlord, the Tenant shall vacate the Premises unless the destruction or damage is such as to require that the Tenant vacate immediately the Premises upon short notice from the Landlord, without the Landlord being responsible for damages of any kind whatsoever, contractual or extra-contractual or for any claim arising from such termination or cancellation. In the event that the Landlord does not terminate this Lease in accordance with the provisions of this Subsection 14.1.1, the Landlord shall, with reasonable due diligence, repair the Premises (excluding the Leasehold Improvements, the Tenant’s Work and any property belonging to the Tenant) after having received the proceeds of the applicable insurance policies and Rent shall wholly abate, from the date of the happening of the damage or destruction until the Premises are repaired by the Landlord to the extent required pursuant to this Subsection 14.1.1; or

14.1.2	if the damage or destruction be such that the Premises are wholly unfit for occupancy or if it is impossible or unsafe to occupy them, but if in either event that damage or destruction, in the opinion of the Architect, can be repaired with reasonable due diligence within one hundred and eighty (180) days from the happening of such damage or destruction, then the Landlord shall give notice to this effect to the Tenant within sixty (60) days from the happening of such damage or destruction, to which notice shall be attached the written opinion of the Architect, and the Landlord shall repair the Premises (excluding Leasehold Improvements, the Tenant’s Work and any property belonging to the Tenant) with reasonable due diligence and, subject to Unavoidable Delay, at the latest within one hundred and eighty (180) days from the happening of such damage or destruction and Rent shall abate from the date of the happening of such damage or destruction until the Premises are repaired by the Landlord to the extent required pursuant to this Subsection 14.1.2;

14.1.3	if, in the opinion of the Architect, the damage or destruction can be made good as aforesaid within one hundred and eighty (180) days of the happening of such damage or destruction and if the damage or destruction is such in the opinion of the Architect that the Premises are capable of being partially used for the Purposes for which they are leased until such damage has been repaired the Landlord shall repair the balance of the Premises (excluding Leasehold Improvement, the Tenant’s Work and any property belonging to the Tenant) with reasonable due diligence and, subject to Unavoidable Delay, at the latest within one hundred and eighty (180) days from the happening of such damage or destruction after having received the proceeds of the applicable insurance policies, and Rent shall abate, from the date of the happening of such damage or destruction until the Premises are repaired by the Landlord to the extent required pursuant to this this Subsection 14.1.3, in the proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises as determined by the Landlord; or

14.1.4	if in the opinion of the Architect, the damage cannot be made good as aforesaid within one hundred and eighty (180) days of the happening of such damage or destruction and if the damage or deletion is such in the opinion of the Architect, that the Premises are capable of being partially used for the purposes which they are leased, then the Landlord shall give notice to this effect to the Tenant within sixty (60) days of the happening of such damage or destruction. The Landlord may, notwithstanding that the Premises are capable of being so partially used, within thirty (30) days next succeeding the giving of the aforesaid notice, terminate this Lease by giving notice to the Tenant of such termination, in which event the Term of this Lease shall cease and be at an end as of the date of such damage or destruction, the Rent and all other payments for which the Tenant is liable under the Terms of this Lease shall be apportioned and be paid in full to the date of such damage or destruction and Tenant shall forthwith surrender and yield up possession of the Premises, without the Landlord being responsible for damages of any land whatsoever, contractual or extra-contractual or any claim arising from such termination or cancellation. In the event that the Landlord does not terminate this Lease in accordance with the provisions of Subsection 14.1.4, the Landlord shall, with reasonable due diligence, repair the Premises (excluding Leasehold Improvements, the Tenant’s Work and any property belonging to the Tenant) and Rent shall abate from the date of the happening of such damage or destruction until the Premises are repaired by the Landlord to the extent required pursuant to this Subsection 14.1.4, in the proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises as determined by the Landlord.

Upon the Tenant being notified in writing by the Landlord of the Landlord’s obligations pursuant to this Section 14.1 being substantially completed, the Tenant shall forthwith complete all its Leasehold Improvements, the Tenant’s Work (which shall be made by either the Landlord’s contractors or the Tenant’s contractors, the choice of contractor to be determined by the Landlord) and all work required to fully restore the Premises for business fully fixtured, stocked and staffed.

14.2	Major Damage to Building – Notwithstanding anything contained in this Lease and specifically notwithstanding Section 14.1, if:

14.2.1	premises, whether of the Tenant or other tenants of the Building, comprising in the aggregate twenty-five percent (25%) or more of the Rentable Area of the Building; or

14.2.2	twenty-five percent (25%) or more of the Common Areas and Facilities,

are damaged or destroyed by any cause to the extent that, in the opinion of the Architect (which shall be given by written notice within sixty (60) days of the happening of such damage or destruction to which notice shall be attached the written opinion of the Architect), the damage or destruction cannot be repaired with reasonable due diligence within one hundred and eighty (180) days from the happening of such damage or destruction, then the Landlord may, at its option, exercisable by notice to the Tenant given within ten (10) days next succeeding the giving of the notice as aforesaid, terminate this Lease, in which event the Term of this Lease and the tenancy created hereby and all the Tenant’s rights herein shall expire and be deemed to have been cancelled on the thirtieth (30th) day after such notice is given, without the Landlord being responsible for damages of any kind whatsoever, contractual or extra-contractual or any claim arising from such termination or cancellation. The Tenant shall, within such thirty (30) day period, vacate the Premises and return the same to the Landlord with the Landlord having the right to repossess the Premises discharged from this Lease and to evict all persons and remove all property therefrom. The Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be due and payable without reduction and abatement subsequent to the destruction or damage until the date of termination, subject to any abatement to which the Tenant may be entitled under Section 14.1.

14.3	Landlord’s Rights on Rebuilding – In repairing or rebuilding the Building or the Premises the Landlord may use drawings, designs, plans and specifications other than those used in the original construction and may alter or relocate the Building or any part thereof, and may alter or relocate the Premises to the extent permitted by Article 18. If the Landlord is prevented from rebuilding in accordance with the original plans and design by any statute, law, regulation of or inability to obtain permission from any government authority having jurisdiction, the Landlord may, at its option, terminate this Lease upon sixty (60) days written notice to the Tenant or relocate the Tenant to other premises to the extent permitted by Article 18 hereof.

14.4	Lease to Remain in Full Force – Notwithstanding anything to the contrary contained in the Civil Code of Québec, and except as may otherwise be provided in this Article 14, this Lease shall continue to be and remain in full force and effect upon the occurrence of any damage or destruction to the Building and/or the Premises or any part(s) thereof as contemplated in Sections 14.1 and 14.2.

14.5	Expropriation – The Landlord and the Tenant shall co-operate, each with the other, in respect of any expropriation of the Premises or any part thereof or the Development or any part thereof so that, subject to the following rights of the Landlord, the Tenant may receive the maximum award to which it is entitled in law for relocation costs, business interruption and such other costs (including any required increased rent in new premises) that it may be entitled to receive from the expropriating authority and so that the Landlord may receive the maximum award for all other compensation arising from or relating to such expropriation (including all compensation for the value of the Leasehold Improvements) and the Tenant’s rights, if any, to such compensation are hereby assigned to the Landlord. In the event the whole or any material part of the Development shall be condemned, reserved, expropriated or taken or acquired in any manner for any public or quasi-public use or purpose. The Landlord may, at its option, terminate this Lease by giving written notice to the Tenant to that effect and the Term shall expire upon the date of the taking of possession thereof by the expropriating authority or as and from the date of such condemnation or taking. The Tenant shall have no claim in damages or otherwise against the Landlord for any reason relating to or arising out of the expropriation or condemnation, or arising out of the cancellation of the Lease.

ARTICLE 15

15	TRANSFERS

15.1	Sublet and Assignment – The Tenant shall not enter into, consent to, or permit any Transfer without the prior written consent of the Landlord in each instance, which consent shall not he unreasonably withheld but shall be subject to the Landlord’s rights under Section 15.3.

Notwithstanding the foregoing, the Tenant shall have the right, without the written consent of the Landlord, to enter into, consent to, or permit a Transfer to an Affiliate of the Tenant, provided the Tenant advises the Landlord in writing prior to the Transfer and provided the Tenant remains jointly and severally responsible, without benefit of division or discussion, with the transferee for any and all obligations of the Tenant under the Lease, in no event, shall the Tenant enter into, consent to, or permit a Transfer to a third party which is not an Affiliate of the Tenant, whose use of the Premises would be in conflict with any then existing exclusivity in the Building.

15.2	Landlord’s Consent – Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to withhold its consent if, without limiting any other factors or circumstances which the Landlord may reasonably take into account:

15.2.1	the Tenant is then in default under this Lease;

15.2.2	the proposed Transfer would be or could result in violation or breach of any covenants or restrictions made or granted by the Landlord to other tenants or occupants, or prospective tenants or occupants, of the Development;

15.2.3	in the Landlord’s reasonable opinion, the reputation, type and quality of business and business history of the proposed Transferee is not satisfactory;

15.2.4	the proposed Transfer is to an existing tenant or other occupant of space in the Development and the Landlord has or will have during the next six (6) months suitable space for rent in the Building for such proposed tenant;

15.2.5	the use of the Premises by the proposed Transferee, could result in excessive use of the elevators or other Building Systems, be inconsistent with the image and standards of the Development, expose the occupants of the Development to risk of harm, damage or interference with their use and enjoyment thereof or is prohibited by the Lease;

15.2.6	where the proposed Transferee does not intend to physically occupy the demises and carry on business from the Premises; or

15.2.7	where the Landlord has reasonable grounds to believe that the proposed Transferee is not sufficiently financially responsible to fulfill all of its financial obligations, including, without limitation, the financial obligations of the Tenant pursuant to this Lease.

Any consent by the Landlord to a Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer.

Under no circumstances will (i) any occupation of all or part of the Premises by any proposed Transferee or Landlord’s tolerance thereof; (ii) the payment of Rent or other amounts by any proposed Transferee; (iii) the consent to any previous Transfer, constitute a waiver of any obligation of the Tenant to obtain consent to any Transfer, nor will any of the foregoing be construed as constituting a consent to the proposed Transfer.

For greater certainty, the provisions of this Section 15.2 shall not apply to a Transfer from the Tenant to an Affiliate.

15.3	Landlord’s Option – If the Tenant intends to effect a Transfer, the Tenant shall give prior notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the part of the Premises affected thereby, and the financial and other terms of the Transfer, and shall provide such financial, business or other reasonable information relating to the proposed Transferee and its principals as the Landlord or any Secured Creditor reasonably requires, together with copies of all documents which record the particulars of the proposed Transfer. The Landlord shall, within fifteen (15) days after having received such notice and all requested information, notify the Tenant either that:

15.3.1	it consents or does not consent to the Transfer but at no time shall such consent be refused without a serious reason; or

15.3.2	if there is Excess Rent (as hereinafter defined), it elects to terminate this Lease as to the whole or the part, as the case may be, of the Premises affected by the proposed Transfer.

If the Landlord elects to terminate this Lease pursuant to Sub-section 15.3.2, it shall stipulate in its notice the termination date of this Lease, which date shall be no less than thirty (30) days nor more than ninety (90) days following the giving of notice of such election. If the Landlord elects to terminate this Lease pursuant to Sub-section 15.3.2, the Tenant shall notify the Landlord within ten (10) days thereafter of the Tenant’s intention either to refrain from such Transfer or to acquit termination of this Lease or the part thereof in respect of which the Landlord has exercised its rights. If the Tenant fails to deliver such notice within such ten (10) days or notifies the Landlord that it accepts the Landlord’s termination, this Lease will, as to the whole or affected part of the Premises, as the case may be, be terminated on the date of termination stipulated by the Landlord in its notice of election to terminate. If the Tenant notifies the Landlord within ten (10) days that it intends to refrain from such Transfer, then the Landlord’s election to terminate this Lease shall become void.

Notwithstanding the foregoing, the provisions of this Section 15.3 shall not apply to a Transfer to an Affiliate of the Tenant.

15.4	Conditions of Transfer

15.4.1	If there is a permitted Transfer, the Landlord may collect Rent from the Transferee and apply the amount collected to the Rent payable under this Lease but no acceptance by the Landlord of any payments by a Transferee or any acceptance of the Transferee as a Tenant shall be deemed to be a waiver of the Tenant’s covenants or a release of the Tenant from the further performance by the Tenant of its obligations under this Lease. Save and except in the case of a transfer to an Affiliate of the Tenant, any consent by the Landlord shall be subject to the Tenant and Transferee executing, prior to the Transfer being made, an agreement with the Landlord agreeing that the Transferee will be bound by all of the terms of this Lease, and except in the case of a sublease, that the Transferee will be so bound as if it had originally executed this Lease as tenant.

15.4.2	Notwithstanding any Transfer permitted or consented to by the Landlord, the Tenant shall remain jointly and severally liable with the Transferee for the due fulfillment of all of the obligations undertaken in this Lease by the Tenant and shall not be released from the performance of any of the terms, obligations and conditions of this Lease, the Tenant hereby waiving the benefits of division, and discussion.

15.4.3	Save and except in the case of a Transfer to an Affiliate of the Tenant, no Transfer shall be valid and no Transferee shall take possession of the Premises or any part thereof until an executed duplicate original of such assignment or sublease has been delivered to the Landlord.

15.4.4	“Excess Rent” for the purposes of this Lease means the amount by which the aggregate of oil amounts payable by the transferee or sub-tenant pursuant to a Transfer as rent, exceeds, when calculated, the total Net Rent and Additional Rent payable by the Tenant to the Landlord in accordance with this Lease (calculated on a proportional basis in the case of a sub-lease of only a part of the Premises), less reasonable costs incurred by the Tenant for additional improvements to the Premises (or in the case of a sub-lease, to the part of the Premises subject to such sub-lease) made by the Tenant at its own cost for the transferee or sub-tenant in question together with reasonable leasing fees (for example broker fees or legal fees) paid by the Tenant with respect to such Transfer. In calculating the amount to be subtracted from Excess Rent for each period of monthly payment with respect to the costs of the Tenant for such Transfer, such costs will be depreciated without interest on a straight line basis over the term of such Transfer.

15.4.5	If the Transfer in respect of which consent is required and has been given is not completed within ninety (90) days of the date of such consent, then such consent shall, at the Landlord’s option, become void, upon written notice to the Tenant.

15.4.6	Notwithstanding the effective date of any permitted Transfer as between the Tenant and the Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord will not be required to accept partial payments of Rent for such month from either the Tenant or Transferee.

15.4.7	As a condition to the Landlord’s consent, the Landlord may inter alia require the undertaking or guarantee of such Transferee which is not an Affiliate of the Tenant not to engage in business activities which conflict with the provisions of any “non-competition” or “exclusive” provisions of other leases or accepted offers to lease or agreements entered into by the Landlord in respect of the Development prior to the date of the Transfer or are otherwise prohibited by the provisions of Section 10.2 hereof.

15.4.8	The agreements referred to in this Section 15.4 and any document evidencing the Landlord’s consent to any Transfer to an entity which is not an Affiliate of the Tenant shall, at the Landlord’s option, be prepared by the Landlord or its solicitors at the Tenant’s reasonable cost.

15.5	Change of Control – If the Tenant is at any time a corporation or partnership, any actual or proposed Change of Control in such corporation or partnership or in any corporation or group of corporations which controls the Tenant shall be deemed to be a Transfer and subject to all of the provisions of this Article 15. The Tenant shall make available to the Landlord or its representatives all of its corporate or partnership records, as the case may be, for inspection at all reasonable times, in order to ascertain whether any Change of Control has occurred.

This Section 15.5 shall not apply to the Tenant or any of its wholly-owned subsidiaries.

15.6	No Advertising – The Tenant shall not advertise that the whole or any part of the Premises is available for a Transfer and shall not permit any broker or other person to do so unless the text and format of such advertisement is approved in writing by the Landlord. No such advertisement shall contain any reference to any of the financial conditions applicable to the Premises.

15.7	Cost of Transfer – The Tenant shall pay all costs and expenses incurred by the Landlord in the consideration, approval or rejection of any request for the Landlord’s consent pursuant to this Section 15, including solicitor’s fees incurred by the Landlord.

15.8	Assignment by Landlord – The Landlord shall have the unrestricted right to sell, transfer, lease, charge or otherwise dispose of all or any part of its interest in the Development or in this Lease. In the event of any sale, transfer, lease, charge or other disposition and to the extent that the assignee of the Landlord’s interest in this Lease agrees with the Landlord to assume the obligations of the Landlord under this Lease, the Landlord shall thereupon, and without further agreement, be released of all liability under this Lease.

15.9	Exhibiting Premises – The Landlord and its agents, upon reasonable prior written notice to the Tenant, may, in the company of a representative of the Tenant, exhibit the Premises during Business Hours lo prospective tenants for such space or to prospective purchasers or Secured Creditors.

ARTICLE 16

16	STATUS CERTIFICATES AND NON-DISTurBANCE

16.1	Status Certificates – The Tenant shall at any time and from time to time execute and deliver to the Landlord or as the Landlord may direct within ten (10) days after it is requested a statement in writing in the form supplied by the Landlord, certifying that this Lease has been validly executed and delivered by the Tenant pursuant to due corporate action properly taken by it and is unmodified and in full force and effect (or if modified, stating the modification and stating that the Lease is in full force and effect as modified), the Commencement Date, the termination date and the amount of the Net Rent and other Rent then being paid hereunder, the dates to which such Rent hereunder has been paid, whether or not there is any existing default on the part of the Landlord of which the Tenant is aware and any other particulars that the Landlord or Secured Creditor or any prospective purchaser may reasonably request. Any such statement may be conclusively relied upon by any prospective fundraiser or purchasers or by the Secured Creditor.

16.2	Subordination and Non-Disturbance – This Lease and the rights of the Tenant hereunder shall be subject and subordinate to all existing or future Secured Creditors and to all renewals, modifications, consolidations, replacements and extensions thereof. Whenever requested by the Landlord a Secured Creditor, the Tenant shall, within five (5) days after such request, enter into an agreement with the Secured Creditor whereby the Tenant postpones or subordinates this Lease to the interest of any stipulated Secured Creditor and agrees that it shall become bound toward such Secured Creditor, or any purchaser from such Secured Creditor in the event of the exercise of any and all rights of the Secured Creditor for the then unexpired residue of the Term upon all the terms and conditions of this Lease as if such Secured Creditor were the Landlord under this Lease, If requested by the Tenant, the Landlord shall use its reasonable efforts to cause any Secured Creditor to grant a non-disturbance agreement, in a form approved by such Secured Creditor, in favour of the Tenant, whereby such Secured Creditor will recognize the Tenant’s rights under this Lease and not disturb the Tenant’s occupancy of the Premises provided the Tenant is not in default under this Lease.

Prior to the Commencement Date of the Term, the Landlord shall cause the Co-owners and all of its then existing hypothecary creditors and subsequently cause all its hypothecary creditors under any security registered prior to non-disturbance agreements in favour of the Tenant whereby such Co-owners and creditors will recognize the Tenant’s rights under the Lease and agree not to disturb the Tenant’s occupancy of the Premises so long as the Tenant is not in default under the Lease.

ARTICLE 17

17	REMEDIES OF LANDLORD

17.1	Events of Default – Any of the following constitutes an Event of Default under this lease:

17.1.1	the Tenant fails to pay all or any portion of the Rent or Additional Rent due pursuant to this Lease within fifteen (15) days from the due date, after written notice of such failure from the Landlord to the Tenant;

17.1.2	the Tenant makes any assignment for the benefit of creditors or becomes bankrupt or takes the benefit of or becomes subject to any legislation that may be in force relating to bankrupt or insolvent debtors, or if a final petition in bankruptcy is granted against the Tenant, or if any application or petition or certificate or order is granted for the winding-up or dissolution or liquidation of the Tenant or its assets, voluntarily or otherwise, unless such winding-up or dissolution is part of a valid corporate reorganization;

17.1.3	a receiver or sequestrator, or a Person acting in a similar capacity, is appointed for all or a substantial part of the Tenant’s property and such appointment is not terminated or contested within thirty (30) days thereof;

17.1.4	any substantial portion of the goods or moveable effects on the Premises are seized in execution, before judgment or otherwise, by any creditor of the Tenant unless each seizure is discharged within thirty (30) days of service thereof on the Tenant and unless, in the case of seizure before judgment, the Tenant diligently contests such seizure and deposits with the Landlord such security as reasonably requested by the Landlord in respect of such seizure;

17.1.5	the Tenant makes a Transfer other than in compliance with the provisions of this Lease;

17.1.6	the Tenant fails to take possession of the Premises as required by this Lease or the Tenant abandons or attempts to abandon the Premises, unless permitted otherwise in this Lease, or if the Premises become vacant or unoccupied for a period of ten (10) consecutive days or more without the consent of the Landlord,

17.1.7	any insurance policy covering any part of the Development is, or is threatened to be, cancelled or adversely changed (including a substantial premium increase) as a result of any action or omission by the Tenant or any person for whom it is legally responsible or by reason of the use or occupation of the Premises or any part thereof by the Tenant or any Transferee or if the Tenant fails to effect the insurance required to be maintained by it hereunder and in each ease, fails, within forty-eight (48) hours after written notice of such default is given by the Landlord to the Tenant, to take such immediate steps in respect of such use or occupation as shall enable the Landlord or the Tenant to reinstate or avoid cancellation (as the case may be) of such insurance policy; or

17.1.8	if the Tenant is in default in fulfilling any other term, condition, covenant or obligation of this Lease and such default has not been cured within a period of fifteen (15) Business Days after written notice of such default from the Landlord to the Tenant, or within well longer period of time as the Tenant shall reasonably require to cure such default.

17.2	Landlord’s Recourses – Upon the occurrence of an Event of Default, the Landlord shall have the following rights and remedies, all of which are cumulative and not alternative and do not exclude any other rights and remedies available to the Landlord by law or otherwise:

17.2.1	to terminate ipso facto this Lease without any formalities and to immediately thereafter cease to furnish any services hereunder and enter into and upon the Premises or any part thereof to repossess and enjoy the same as of its former state;

17.2.2	to enter and repossess the Premises with or without termination and to use such force as it may deem necessary for that purpose and for gaining admittance to the Premises. The Landlord may expel all Persons and remove all property from the Premises and such property may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, the whole without the Landlord being considered guilty of trespassing or becoming subject to any prosecution or becoming liable for any loss or damage which may be occasioned thereby, except as a result of the Landlord’s own fault or negligence, any statute or law to the contrary notwithstanding.

17.3	Accelerated Rent - In the event of an occurrence of an Event of Default, the current month’s Rent plus the next ensuing six (6) month’s Rent shall immediately become due and payable and, as indicated above, the Landlord may, without prejudice to any other rights and recourses it may have, terminate this Lease and take immediate possession of the Premises and the Term of this Lease will forthwith become forfeited and determined and no payment or acceptance of rental subsequent to such termination will give the Tenant the right to continue occupancy of the Premises or in any way affect the rights of the Landlord herein.

17.4	Tenant’s Responsibility for Costs and Damages – If the Landlord at any time terminates this Lease pursuant to Section 17.2 or if any legal action is taken for the recovery of possession of the Premises or for the recovery of any amount due under this Lease, the Landlord, in addition to any other remedies it my hold hereunder or by law, may recover from the Tenant all damages and all expenses it may incur or suffer by reason thereof, including, without limitation, attorney’s fees and legal costs and the cost of repossession and reletting the Premises.

17.5	Repossession of Premises – If the Landlord elects to repossess the Premises as herein provided, or if it takes possession thereof pursuant to legal proceedings, or pursuant to any notice provided for by law, it may either terminate this Lease or it may, from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises or any part thereof, either in the name of the Landlord or otherwise for a term or terms which may, if the Landlord chooses, be less or greater than the balance of the Term and at such rent and upon such other terms and conditions as the Landlord, acting reasonably, deems advisable, and the Landlord may grant reasonable concessions in connection therewith. Upon each such reletting, all rent received by the Landlord from such reletting shall be applied firstly to the payment of any indebtedness other than Rent due hereunder from the Tenant to the Landlord, secondly to the payment of any costs and expenses of such re-letting, including legal costs, solicitors’ fees and brokerage fees and the expenses of keeping the Premises in good order and of preparing the Premises for re-letting, thirdly to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by the Landlord and applied in payment of other damages, if any, suffered by the Landlord as a result of the Event of Default. If such rentals received from such reletting during any month be less than that payable and paid during that month by the Tenant, the Tenant shall pay such deficiency to the Landlord. Notwithstanding any such reletting without termination, the Landlord may, at any time thereafter, elect to terminate this Lease for such previous breach.

17.6	Landlord’s Rights to Cure Defaults – Without limiting the generality of any provision of this Lease, but subject to any notice specifically provided elsewhere in this Lease, to be given and to any right to cure or remedy such default as specifically provided elsewhere in this Lease, if the Tenant shall default in the performance of any of its obligations under this Lease, the Landlord may from time to time after giving such notice as it considers sufficient but not less than ten (10) days (or without notice in the case of an emergency) perform or cause to be performed any of such obligations and for such purposes may do such things as may be required, including, without limitation, entering upon the Premises and doing such things upon or in respect of the Premises or any part thereof as the Landlord reasonably considers requisite or necessary to remedy such default. All expenses incurred pursuant to this Section 17.6, plus an administration fee equal to fifteen percent (15%) of such expenses shall be paid by the Tenant as Additional Rent forthwith upon demand. The Landlord, unless negligent, shall not be liable to the Tenant for any loss or damage resulting (from any such action or entry by the Landlord and the same shall not be considered a breach of any obligation for peaceable enjoyment contained in this Lease or implied by law.

17.7	Survival of Obligations - The indemnity provisions of this Lease and the Landlord’s rights in respect of any failure by the Tenant to perform any of its obligations under this Lease shall remain in full force and effect notwithstanding the expiration or earlier termination of the Term,

17.8	Remedies Cumulative – Notwithstanding any other provision of this Lease, each of the Landlord and the Tenant may from time to time avail itself of any or all of the rights and remedies available to it in the event of any default hereunder by the other party, either by any provision of this Lease or by law, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord or the Tenant by law.

17.9	Emergencies – For the safety of the Tenant’s and the Landlord’s employees and for their protection in the event of fire or other hazardous incidents which could occur in the Building, the Tenant shall:

(a)	comply with all safety standards reasonably required, from time to time, by the Landlord;

(b)	designate one (or more) person(s) who shall join the emergency standards committee, with other tenants, and who shall devote a few hours per month to such committee;

(c)	accept to be coordinator for the floor it occupies as major tenant;

(d)	name one coordinator per floor rented by the Tenant; such coordinators shall be required to devote a few hours of training per month to the emergency team;

(e)	actively participate in the annual evacuation drills required by the Co-owners and the municipal, provincial and federal governments.

ARTICLE 18

18	RELOCATION

18.1	Relocation – Provided the Tenant has not, either sublet more than 10,000 square feet in Space “A” or assigned this Lease with respect to Space “A” to a third party which is not an Affiliate of the Tenant, then the Landlord agrees not to change the location of the said Space “A” throughout the Term, as it may have been extended by the renewal option granted in Section 19.6 hereof.

Notwithstanding the foregoing, the Landlord shall, throughout the Term and any renewal thereof, have the right to change the location of Space “B”, Space “C” and Space “D” in accordance with the following terms and Conditions:

(a)	the Landlord shall give the Tenant at least one hundred and twenty (120) days prior written notice of such relocation;

(b)	the new premises shall not be below the ninth floor of the Building;

(c)	the new premises shall contain approximately the same rentable area as Space “B”, Space “C” and Space “D” and shall be at least equal in functional efficiency and quality to Space “B”, Space “C” and Space “D”;

(d)	the Landlord will, at its expense, construct in the new premises new leasehold improvements, which will be at least equal in quality (inclusive of the dimensions of private offices) to those contained in the Premises, without regard to depreciation;

(e)	the Landlord shall pay for all of the expenses of the Tenants’ physical move, including the cost of replacing all stationary which has been rendered obsolete as a result of said move and the cost of relocating the tenants’ telephone and computer systems and equipment; and

(f)	if, by reason of such relocation, the rentable area of the new premises is greater than the rentable areas of Space “B”, Space “C” or Space “D”, and the Tenant has not requested any additional space, then the Net Rent and the Proportionate Share of the Additional Rent shall remain unchanged.

The Landlord agrees not to relocate any part of the Premises for any reason other than to consummate third party leasing.

ARTICLE 19

19	SPECIAL PROVISIONS

19.1	Delivery of Premises –

19.1.1	Spaces “A” to “D” inclusively

It is understood that the Landlord shall deliver spaces “A” to ‘‘D” inclusively to the Tenant in accordance with the “Base Building Standards” as set forth in Schedule “D” annexed hereto. In addition, subject to the last sentence of this Subsection 19.1.1, the Landlord shall, at its expense, deliver spaces “A” to “D” inclusively to the Tenant on a turnkey basis in accordance with final plans and specifications which shall respect the “Standards for Tenant’s Improvements” attached hereto as Schedule “E” and the criteria set forth in Schedule “G-1” (in the case of Space “A”) and Schedule G-2 in the case of Space “B”, Space “C” and Space “D”.

It is further agreed that the Tenant may install, at its sole expense, a security system in Space “A”, the whole in accordance with final plans and specifications which shall require the Landlord’s prior written approval. The Landlord shall pay to the Tenant the sum of two hundred thousand dollars ($200,000.00) as an inducement for having effected such installation, upon completion to the Landlord’s reasonable satisfaction of the installation of such security system.

The Tenant and the Landlord expressly recognize that time is of the essence in the successful completion of the turnkey work on or before the Commencement Date and do hereby agree to cooperate with one another to the fullest extent. In accordance with the foregoing, the parties hereto agree to respect the dates applicable to each of Spaces “A”, “B”, “C” and “D” as set forth in the “Construction Progress Schedules” attached hereto as Schedule “H”. In the event the Landlord is delayed in the performance of the turnkey work by an act or omission of the Tenant or its employees, agents or representatives, then the delivery date of Spaces “A” to “D” inclusivity shall be delayed for such reasonable time as the Landlord may reasonably decide. Notwithstanding this, the Commencement Date of the Term for each of these spaces shall remain unchanged and the Landlord shall not be responsible for any damages or overholding costs incurred by the Tenant as a result of such delay.

In the event the Landlord is delayed in the performance of the turnkey work by an act or omission of the Landlord, then the Commencement Date of the Term for each of the spaces concerned shall remain unchanged and the Tenant shall commence paying rent in accordance with Articles 3 and 4 hereof. In such an event, the Landlord shall be responsible for any overholding costs incurred by the Tenant as a result of such delay, up to a maximum of $10,000.00 per day.

In the event either party is delayed in the performance of its obligations by reason of an Unavoidable Delay, then the Commencement Date, shall be delayed for such reasonable time as the Landlord and Tenant may reasonably require, and all other dates contained in this Lease in respect to spaces “A” to “D” inclusively shall be adjusted mutatis mutandis. In such an event, the Landlord shall not be responsible for any overholding or other costs incurred by the Tenant as a result of such delay.

It is further understood that the Tenant shall be solely responsible for any costs and/or delays resulting from any change orders requested by the Tenant subsequent to its approval of plans and such changes shall not in any way alter the commencement date of the Term.

Save as aforesaid, the Tenant declares having examined Spaces “A” to “D” inclusively and being satisfied therewith.

The Landlord shall pay to the Tenant the sum of fifty-five dollars ($55.00) per square foot of the 1,547 square feet of rentable area on the 36th floor of the Building which the Landlord is not required to deliver to the Tenant on a turnkey basis.

19.1.2	Space “E”

It is understood that the Landlord shall deliver to the Tenant Space “E” in accordance with the “Base Building Standards” as set forth in Schedule “D” annexed hereto. In addition, the Landlord shall, at its expense, but up to a maximum amount of thirty-five dollars ($35.00) per square foot of the rentable area of Space “E”, deliver Space “E” on a turnkey basis in accordance with final plans and specifications which shall respect the “Standards for Tenant’s Improvements” attached hereto as Schedule “E”. Should the cost of the turnkey work exceed the aforesaid maximum amount, The Tenant shall pay the difference to the Landlord immediately upon request.

Save as aforesaid, the Tenant declares having examined Space “F” and being satisfied therewith.

19.1.3	Space “F”

It is understood that the Landlord shall deliver to the Tenant Space “F” in accordance with the “Base Building Standards” as set forth in Schedule “D” annexed hereto. In addition, the Landlord shall, at its expense, but up to a maximum amount of forty-five dollars ($45.00) per square foot of the rentable area of Space “F”, deliver Space “F” on a turnkey basis in accordance with final plans and specifications which shall respect the “Standards for Tenant’s Improvements” attached hereto as Schedule “E”. Should the cost of the turnkey work exceed the aforesaid maximum amount, the Tenant shall pay the difference to the Landlord immediately upon request.

Save as aforesaid, the Tenant declares having examined Space “F” and being satisfied therewith.

19.2	Fixturing Period - Subject to the provisions set forth in Section 19.1 hereof, the Landlord shall use its best efforts to give occupancy of Spaces “A” to “D” inclusively to the Tenant prior to the Commencement Date (the period between the date the aforesaid spaces are made available to the Tenant and the Commencement Date being referred to herein as the “Fixturing Period”) to allow the Tenant to supply and install in Spaces “A” to “D” inclusively its furniture and moveable effects. Notwithstanding anything contained in this Lease, no Net Rent or Additional Rent in respect of Spaces “A” to “D” inclusively shall be payable during the Fixturing Period but all other conditions of this Lease shall apply during the Fixturing Period.

During the Fixturing Period, the Tenant shall have joint occupancy of Spaces “A” to “D” inclusively with the Landlord, each not interfering with the other. The Tenant shall, during the Fixturing Period, maintain adequate public liability insurance coverage and shall indemnify and hold harmless the Landlord for any damage, injuries or destructions arising in or upon the Premises to any property or person or for any injuries sustained, and which are caused by an act or omission of the tenant, its servants, employees, agents or those for whom the Tenant is in law responsible. It is understood that the Landlord shall not charge the Tenant for any costs of using the Building’s freight elevators during the Tenant’s initial move in Spaces “A” to “D” inclusively.

19.3	Moving Allowance – The Landlord shall, not later than thirty (30) days following the date upon which the Tenant has taken occupancy thereof, for the purpose of conducting its normal day to day business, pay the Tenant a moving allowance as follows:

19.3.1	with respect to Space “A”, TEN DOLLARS ($10.00) per square foot of the rentable area thereof;

19.3.2	with respect to Space “B”, TWENTY-FOUR DOLLARS AND SEVENTY-EIGHT CENTS ($24.78) per square foot of the rentable area thereof;

19.3.3	with respect to Space “C”, TWENTY-FIVE DOLLARS AND NINETY-NINE CENTS ($25.99) per square foot of the rentable area thereof; and

19.3.4	with respect to Space “D”, TWENTY-FOUR DOLLARS AND TWENTY CENTS ($24.20) per square foot of the rentable area thereof.

19.4	Right of First Refusal - Provided the Tenant occupies the entire 36th floor, is not then in default pursuant to the Lease and has not, either in whole or in part, sublet Spaces “A” to “D” inclusively or assigned the Lease to a third party which is not an Affiliate, the Tenant shall have, throughout the Term and any renewal thereof, a right of first refusal to lease any space located on the 39th floor which is or becomes vacant and available for leasing. In accordance with the foregoing, the Landlord shall, upon receipt from a third party of any bona fide offer to lease which the Landlord is willing to accept (or prior to the Landlord making a binding offer to lease to a third party), offer to lease the space located on the 39th floor and contemplated in such third party offer to the Tenant on the same terms and conditions as contained in such third party offer. Within five (5) days of the Tenant’s receipt of the Landlord’s written offer of such terms to the Tenant, the Tenant may notify the Landlord in writing of its acceptance of all of the said terms and conditions and shall within ten (10) business days sign an amendment to the Lease for all and not part of the premises contemplated in such offer. Should the Tenant not notify the Landlord of its acceptance of the Landlord’s offer within the aforesaid delay, the Landlord shall then have the right to enter into an agreement of lease with such third party and the Tenant’s right of first refusal on the 39th floor shall then after be subordinated to any rights which may have been granted to such party. It is expressly understood that, in no event, shall the Landlord be obligated to divulge the identity of any third party having made an offer to lease.

Notwithstanding any of the foregoing, the Landlord agrees to use all of its reasonable efforts to inform the Tenant verbally of any impending third party offers to lease space on the 39th floor (if applicable pursuant to the foregoing), it being expressly understood that such verbal notification shall not be deemed a waiver of the Landlord’s right to lease space in accordance with this clause.

It is expressly understood that this right of first refusal shall not be assignable or transferable by the Tenant nor shall it pass to or devolve upon any subtenant or assignee of the Premises or the Lease, unless such subtenant or assignee is an Affiliate of the Tenant.

19.5	Parking - The Landlord agrees to make available to the Tenant during the Term of this Lease twenty (20) parking spaces, including eight (8) reserved parking spaces, at the prevailing rates being charged for parking spaces in the parking facilities of the Building from time to time.

Furthermore, the Landlord agrees to make available one (1) additional space per one thousand eight hundred (1,800) square feet of rentable area of Space “D”, said spaces being at the prevailing rates being charged for parking spaces in the parking facility in the Building.

19.6	Option to Renew - Provided the Tenant is not then in default under the terms of the Lease and provided the Tenant and/or any of its Affiliates is in occupancy of at least fifty percent (50%) of the rentable area of Spaces “A” to “D” inclusively, the Tenant shall have the option to renew the Lease for the whole of Spaces “A” to “D” inclusively, but not only a portion thereof, for an additional term of five (5) years commencing on November 1, 2003 and expiring on October 31, 2008 inclusively (the “Renewal Period”) upon giving the Landlord a written notice at least twelve (12) months prior to the expiration of the Term, failing which this option to renew shall lapse and become null and void ipso facto.

All the terms and conditions of this Lease applicable to Spaces “A” to “D” inclusively shall apply to the Renewal Period, save and except for Sections 4.6, 18.1, 19.1, 19.2, 19.3 and 19.4 and this Option to Renew, all of which shall not apply to the Renewal Period. The net rentable rate for the Renewal Period shall be the average of the then prevailing market rates in the Building and at 1250 René-Lévesque Boulevard West, for similar premises granted for new leases of a similar term and commencing during the last twelve (12) months of the Term, less ten percent (10%). Notwithstanding the foregoing, in no event shall the net rental rate payable with respect to the Renewal Period be less than the net rental rate applicable during the last year of the Term to Spaces “A” to “D” inclusively. If, on February 1, 2003, the parties have not reached an agreement on the net rental rate(s) applicable to the Renewal Period, this option to renew shall then lapse and become null and void ipso facto.

19.7	Security for Payment of Inducements - In the event the Landlord fails to meet its obligations pursuant to Section 4.6 of this Lease and/or Section 19.3 or fails to pay to the Tenant the amount of fifty-five dollars ($55.00) per square foot referred to in Subsection 19.1.1 and/or if the Landlord is unable to deliver Spaces “A” to “D” inclusively in accordance with Subsection 19.1.1 of this Lease by reason of the Landlord’s financial inability, then as a guarantee for payment and/or performance of said obligations, the Tenant shall have the right to deduct the amount of any unpaid inducements and/or reasonable and direct amounts paid by the Tenant on behalf of the Landlord in the construction of Spaces “A” to “D” inclusively (the amount of such unpaid inducements and direct amounts being hereinafter collectively called the “Unpaid Amounts”), from the Ne Rent payable pursuant to the Lease until such time a said Unpaid Amounts have been paid for in full. In accordance with the foregoing, if the Landlord is financially incapable of substantially completing the initial construction of Spaces “A” to “D” inclusively, the Tenant may take over the Landlord’s responsibilities for said construction. In such an event, the Landlord shall assign all of its obligations under the construction contract to the Tenant and the Tenant shall respect all of the terms and conditions contained in such contract, and shall furthermore indemnify the Landlord from any claims or damages relative to performance under the construction contract arising after the date of such assignment. It is further agreed that the balance of the Unpaid Amounts shall bear interest daily from the due date at the rate per annum which is three (3) percent above the “Prime Rate” as defined in the Lease, throughout the set-off period. Nothing contained herein shall be deemed as an ongoing right of the Tenant to set-off against any sum due under the Lease other than the Unpaid Amounts.

19.8	Storage Spaces - In addition to the Premises identified in Article 2 hereof, the Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord, upon the terms and conditions herein, the following storage spaces (hereinafter collectively referred to as the “Storage Spaces”):

19.8.1	Storage Space No. 85-4 located on level P2 of the Building and consisting of approximately 315 square feet of rentable area (“Storage Space No. 1”);

19.8.2	Storage Space No. 85-5 located on level P2 of the Building and consisting of approximately 515 square feet of rentable area (“Storage Space No. 2”);

19.8.3	Storage Space No. 85-6 located on level P2 of the Building and consisting of approximately 512 square feet of rentable area (“Storage Space No. 3”);

19.8.4	Storage Space No. 85-8 located on level P2 of the Building and consisting of approximately 150 square feet of rentable area (“Storage Space No. 4”).

The term of this Lease shall commence in respect to Storage Space No. 1 on December 1, 1994, in respect to Storage Space No. 2 on November 1, 1994, in respect to Storage Space no. 3 on June 1, 1993 and in respect to Storage Space no. 4 on November 1, 1993. The term for the Stooge Spaces shall expire on October 31, 2003, unless terminated earlier pursuant to this Lease.

The Stooge Spaces shall be used by the Tenant only for the purpose of storage and for no other purpose.

The Tenant shall pay to the Landlord, for their respective Lease Year, in lawful money of Canada yearly throughout the term of this Lease for the Storage Spaces an annual rent calculated on the basis of FIFTEEN DOLLARS ($15.00) per square foot of the rentable area of the Storage Spaces, in equal and consecutive monthly installments of one twelfth (1/12) of the aforesaid annual rent, each in advance without set-off, compensation or deduction whatsoever, on the first day of each month.

The Tenant shall not be obliged to pay to the Landlord, in respect to the Storage Spaces, the Tenant’s Proportionate Share of Real Estate Taxes and the Tenant’s Proportionate Share of Operating Costs.

Section 4.6 and 19.1 to 19.6 inclusive shall not apply to the Storage Spaces.

The word “Premises” wherever it appears in the Lease shall also refer to the Storage Spaces hereby leased and all the terms and conditions contained in the Lease shall apply mutatis mutandis to the lease of the Storage Spaces, unless otherwise indicated in this Section 19.8 and save and except for Section 4.6.

ARTICLE 20

20	miscellaneous

20.1	Number, Gender, Liability - Where required by the context hereof, the singular shall include the plural and vice versa and the neuter gender, the masculine or feminine and vice versa. If the Tenant consists of more than one Person, the covenants of the tenant shall be deemed to be solidarily covenants of each such Person. If the Tenant is a partnership, each person who is presently a member of such partnership, and each Person who becomes a member of any successor partnership, shall be and continue to be liable solidarily for the performance of this Lease, whether or not such Person ceases to be a member of such partnership or successor partnership.

20.2	No Limitation - Whenever a statement or provision in this Lease is followed by words denoting inclusion or example (such as “including” or “such as”) and then a list of, or reference to, specific matters or items, such list or reference shall not be read so as to limit or restrict the generality of such statement or provision, even though words such as “without limitation” or “without limiting the generality of the foregoing” do not precede or follow such list or reference.

20.3	Headings and Captions - The table of contents, Article numbers and Article headings are inserted for convenience of reference only and are not to be considered when interpreting this Lease.

20.4	Entire Agreement - This Lease and its Schedules shall constitute the entire agreement and understanding between the parties concerning the Premises and the Tenant and the Landlord acknowledge that there have been no promises, representations, agreements, conditions of understandings, either oral or written, between the parties hereto or their agents other than as herein set forth. This Lease may not be amended except by written agreement duly executed by both parties hereto.

20.5	Governing Law - This Lease shall be interpreted in accordance with and governed by the laws of the Province of Québec and the laws of Canada applicable therein.

20.6	Currency - All Rent and other amounts of money in this Lease are expressed in and refer to Canadian dollars and shall be paid in the lawful currency of Canada.

20.7	Severability - If for any reason whatsoever any term, obligation or condition of this Lease, or the application thereof to any person or circumstance is to any extent held or rendered invalid, unenforceable or illegal, then such term, obligation or condition shall be deemed to be independent, severable and divisible from the remainder of the Lease and its invalidity, un-enforceability or illegality shall not affect, impair or invalidate the remainder of the Lease.

20.8	Notices - Any notice, demand, statement or request (the “notice”), herein required or permitted to be given under this Lease shall be in writing and shall be made or given by registered mail or by telecopier to the respective parties as follows:

20.8.1	In the case of a notice to the Landlord:

1000 DE LA GAUCHETIÈRE WEST BUILDING INC.

1000 de La Gauchetière Street West

Suite MZ 100

Montréal, Québec H3B 4W5

Attention: General Manager

Telecopier number: (514) 397-1005

20.8.2	In the case of notice to the Tenant:

after the Commencement Date, to it at the Premises and, prior thereto, to it at:

BCE Inc.

1000 de La Gauchetière Street West

Suite 3700

Montreal (Quebec)

H3B 4Y7

Attention: Corporate Secretary

Telecopier number: (514) 397-7223

Any such notice so delivered shall be deemed to have been validly and effectively given and received on the date of such delivery or transmittal by telecopier, or if mailed, on the third (3rd) Business Day following the date of such mailing. Notwithstanding the foregoing, during any interruption, threatened interruption or substantial delay in postal services, any notice shall be personally delivered. If a copy of any notice to the Tenant is to be sent to a second address or to a Person other than the Tenant, the failure to give any such copy shall not vitiate the delivery of the notice to the Tenant.

Any party may, from time to time, by notice to the other given in the manner set out above, change the address to which notices are to be given.

20.9	Registration of Lease - This Lease shall not be registered at length but only by mini-lease and then only after the form and terms of such mini-lease have been approved by the Landlord or its legal counsel, the whole at the cost of the Tenant, including the cost of registration, and providing a copy to the Landlord. Such mini-lease shall not contain any mention of financial conditions contained in the Lease. Should a min-lease be registered, the Tenant shall, at the termination thereof, cause same to be radiated at its expense and provide documentation of said radiation to the Landlord, at the Tenants’ expense, failing which the Landlord will, upon thirty (30) days prior written notice to the Tenant, have the right to cause such radiation and charge the Tenant with the cost of same.

20.10	Partial Payment of Rent - No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly payment of Net Rent herein stipulated is deemed to be other than on account of the earliest stipulated Net Rent, nor is any endorsement or statement on any cheque or any letter accompanying any payment or an accord and satisfaction, and the Landlord may accept and cash such cheque or payment without prejudice to the Landlord’s right to recover the balance of such Rent or pursue any other remedy.

20.11	Exceeding the Term - No Tacit Renewal - Notwithstanding the provisions of the Civil Code of Québec, there shall be no tacit renewal of this Lease. Should the Tenant remain in possession of the Premises after the end of the Term without the written consent of the Landlord, such continued occupancy shall be at a monthly rate payable in advance on the first day of each month equal to one hundred and fifty percent (150%) of the monthly installment of Rent payable for the last month of the Term and otherwise upon the same terms, covenants and conditions as are set forth in this Lease insofar as these are applicable to a monthly tenancy, the whole without prejudice to the Landlord’s right to re-enter and take possession of the Premises and evict the Tenant therefrom without notice or indemnity to the Tenant and without prejudice to the Landlord’s other recourses hereunder or at law.

20.12	Unavoidable Delay - If and to the extent that the Landlord shall be prevented, delayed or restricted by reason of Unavoidable Delay in the fulfillment of any obligation thereunder, then the Landlord shall be deemed not to be in default in the performance of such covenant or obligation and any period for the performance of such obligation shall be extended accordingly and the Tenant shall not be entitled to compensation for any loss, inconvenience, nuisance or discomfort thereby occasioned, provided that in no event will the Tenant be relieved of its obligation to pay Rent as it becomes due. Furthermore, the Landlord agrees that if the Tenant is, in good faith, prevented, delayed or restricted in the fulfillment of any obligation or covenant hereunder by reason of an act of God, strikes, lockouts or other labour disputes, sabotage, war, blockades, insurrections, riots, civil disturbances, the enactment, amendment or repeal of any Applicable Laws, (collectively referred to as “Act of God”), then the performance by the Tenant of such obligation shall be extended accordingly, but it is expressly understood that the provisions of this Section 20.12 hereof will not be deemed to preclude the Tenant from any obligation of payment hereof when due and a lack of funds or financial inability of the Tenant shall not constitute an Act of God.

20.13	Waiver - If either the Landlord or the Tenant excuses or condones any default of the other of any obligation under this Lease, no waiver of such obligation shall be implied as a result of any continuing or subsequent default.

20.14	Metric Conversion - The Landlord may express any measurement in this Lease in metric measure in which case the following conversion factors apply:

1 meter	=	3.2808 feet;
1 square meter	=	10.7639 square feet;
1 foot	=	.3048 meter; and
1 square foot	=	.0929 square meter.

20.15	Decision of Expert - The decision of any Expert whenever provided for under this Lease and any certificate related thereto shall be final and binding on the parties hereto and there shall be no further right of dispute or appeal.

20.16	Head Lease - The Tenant acknowledges that the Landlord is a lessee of the Lands and improvements thereon under a lease (the “Head Leases”) made as of the first (1st) day of May, nineteen hundred and eighty-nine (1989) between BCE Development Corporation (the rights and obligations of which were assumed by BCE Inc.), Prodevco Immobilière Inc. and Teleglobe Canada Inc., as lessors and the Landlord, as lessee, as the same may be amended from time to time. The Landlord covenants that the lessors under the Head Lease are the Co-owners as of the commencement of the Term. In the case of termination of the Head Lease, the Tenant hereby acknowledges that it will become bound towards the Co-owners for the then unexpired residue of the Term.

20.17	Reasonableness - Notwithstanding the terms and conditions of the Lease, and each person acting for the Landlord in making a determination, designation, calculation, estimate, conversion or allocation hereunder or under the Lease will act reasonably and in good faith and each accountant, architect (including the Architect), engineer or surveyor or other professional person employed or retained by the Landlord will act in accordance with the applicable principles and standards of the person’s profession and, in each instance where the Landlord’s consent or the consent of any person acting for the Landlord is required, such consent shall not be unreasonably withheld or delayed.

20.18	Quiet Enjoyment - Provided the Tenant is not in default hereunder beyond any period provided herein for curing such default, the Tenant shall peacefully hold and enjoy the Premises throughout the Term without hindrance or interruption by the Landlord. The Landlord hereby recognized the Tenant’s right to the peaceful enjoyment of the Premises throughout the Term and any renewal thereof, and, subject to the following, shall use all of its reasonable efforts to light the exterior of the Building in a manner which does disturb the Tenant. In accordance with the foregoing, the Landlord agrees to modify the light fixture located on the exterior of the Building in such a way that the visual appearance and/or any glare emanating from same do not interfere with the Tenant’s peaceful enjoyment of the Premises. In the event, the Landlord is unable to modify the large fixtures located outside the 12th and 36th floor in a manner which is satisfactory to the Tenant, acting reasonably, then the Landlord agrees that, as a last resort, the Landlord shall remove said large light fixtures. It is expressly understood that, subject to the foregoing provisions of this Section 20.18 and notwithstanding any removal of any exterior light fixture, the Landlord shall, at all times, retain its right to act in its sole discretion in lighting the exterior of the Building so long as the Tenant may peacefully hold and enjoy the Premises. The parties hereto agree to cooperate with one another to the fullest extend in making modifications which are to the mutual satisfaction of both parties, and the Landlord shall use all of its reasonable efforts to complete said modifications on or before the Commencement Date.

20.19	Relationship of Parties - Notwithstanding any provisions of this Lease including, without limitation, the provisions pertaining to alterations and/or improvements to the Premises, nothing in this Lease shall be construed as constituting the Tenant the mandatary or contractor of the Landlord or the Co-owners in respect of the execution of the Tenant’s alterations and/or improvements or as creating any other relationship between the Landlord and the Tenant other than that of landlord and tenant.

20.20	Landlord’s release and waiver - The Landlord shall release and waive all claims for damages against the tenant and those for whom the Tenant is in law responsible to the extent of the amount recovered by the Landlord from its insurers or which should have been available to the Landlord if (i) the Landlord had prudently and diligently pursued any required claim under its insurance; and (ii) the Landlord had complied with its insurance obligations under the Lease and under hypothec, trust deed or superior lease affecting the Building. The Landlord shall also obtain a waiver of subrogation rights against the Tenant, and those for whom the Tenant is in law responsible, from its insurers under policies of insurance relating to the Building or under any hypothec, trust deed or superior lease affecting the Building.

20.21	Moveable Hypothec - As continuing and collateral security for the due and punctual performance of Tenant’s obligations under this Lease, the Tenant hypothecates in favour of Landlord, for a sum equal to the Net Rent and the Additional Rent payable by the Tenant during a two-year period under the Term of the Lease and interest thereon at the Prime Rate plus two percent (2%), calculated semi-annually and not in advance, a universality consisting of all moveable improvements, equipment, machinery, furniture, and fixtures of every kind now or hereafter located in, on or upon the Premises, including all indemnities or proceeds paid or payable to Tenant under insurance policies pertaining to or covering such movables. The hypothec herein created does not constitute a floating hypothec under Article 2715 of the Civil Code of Québec. Upon the occurrence of an event of default, the security hereby constituted shall become enforceable and Landlord shall be entitled to immediately exercise any and all rights arising from such hypothec without any notice or delay except as may be required by law. The hypothec referred to in this Section 20.21 shall constitute a first ranking charge on all the assets charged thereunder. However, should Tenant obtain a bona fide financing for the operation of its business in the Premises from a person acting at arm’s length with Tenant and the persons who control, directly or indirectly, Tenant (the “Tenant’s Lender”), Landlord shall execute, at Tenant’s cost, a subordination agreement in favour of Tenant’s Lender in a form and substance satisfactory to Landlord and its legal counsel, acting reasonably, provided that Tenant is not then in default and provided further that the security granted to Tenant’s Lender shall not affect any asset which is or may become, under the terms of this Lease, the property of Landlord.

The Tenant covenants with Landlord to furnish the Premises with and maintain therein a sufficient quantity of furniture, fixtures and other moveable effects to secure the payment of twelve (12) months’ rent. The said furniture, fixtures and other effects shall at all times be and remain the absolute and exclusive property of Tenant free and clear of any privileges, liens, charges or encumbrances save for those in favor of Landlord.

The Tenant undertakes to execute, in favour of the Landlord and upon its request, a first ranking moveable hypothec of a value sufficient to secure the payment of twelve (12) months Rent, and to execute and sign promptly any document submitted by the Landlord to give effect to same.

20.22	Fees of Professionals - Each party herein shall bear its fees for all professionals hired with respect to the preparation and negotiation of this Lease.

20.23	Waiver of presumptions - The Tenant waives its rights to obtain a reduction of rent pursuant to Articles 1861 and 1863 of the Civil Code of Québec, as amended.

20.24	Brokerage Commission- The Tenant and the Landlord represent that no broker or agent has been engaged by either party with respect to this Lease transaction, nor negotiated or was instrumental in negotiation or consummating this Lease, and that no amounts including, without limitation, commissions are payable as a result of this transaction.

20.25	G.S.T./Q.S.T. - It is agreed that any sums payable by the Tenant to the Landlord or by the Landlord to the Tenant under this Lease shall be net of G.S.T./Q.S.T.

20.26	Act of a Third Party - Notwithstanding any law, usage or custom to the contrary, the Landlord shall not be liable to the Tenant for damages resulting from the act of a third person and the Tenant does hereby expressly waive any right or recourse it may have against the Landlord as a result of such act and, without limiting the generality of the foregoing, the Tenant renounces and waives its right to obtain a reduction of Rent, cancellation of the Lease or damages.

20.27	Language Clause - The parties have requested that this Agreement of Lease and its Schedules be prepared and drawn-up in the English language. Les parties ont demandé que la présente convention de bail ainsi que ses annexes soient rédigées en anglais.

TENANT declares having read this Lease and being satisfied therewith.

TENANT hereby accepts this Lease of the above described Premises to be held by it as Tenant subject to the covenants, conditions and restrictions above and in the Schedules attached hereto set forth.

AND IT IS AGREED, that the provisions hereof shall be binding upon and enure to the benefit of the successors, legal representatives and assigns of the parties, except as may be hereinabove otherwise provided, and if there is more than one tenant, the covenants herein contained on the part of Tenant shall be construed as being several as well as joint, and where necessary, the singular number shall be taken to include the plural, and the neuter, the masculine and/or the feminine gender.

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal in Montreal on this 14 th day of April, 1998.

1000 DE LA GAUCHETIÈRE WEST BUILDING INC.
(the "Landlord")

Angela Chiniasti
Witness

(Michel E. Saint-Cyr)

(FRANCOIS CHURIN)

BCE INC.
(the "Tenant")

Witness

(Peter Sharp)

BCE INC.
approved as to
LAW DEPT

1000 de la Gauchetière West
No Office

- 61 -

36446760 41